Filed Pursuant to Rule 424(b)(2)
Registration No. 333-141039

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 10, 2007)
$100,000,000

4% Contingent Convertible Senior Notes due 2027

We are offering an aggregate of $100,000,000 principal amount of our 4% Contingent Convertible Senior Notes due 2027, which are referred to in this prospectus supplement as the notes. The notes will bear interest at a rate of 4% per annum. We will pay interest on the notes on May 1 and November 1 of each year, beginning on November 1, 2007. The notes will mature on May 1, 2027. Beginning with the period commencing on May 6, 2012 and ending on October 31, 2012, and during any six-month interest period thereafter, we also will pay contingent interest during the applicable interest period if the average contingent interest trading price of the notes for the five trading-day period ending on the third trading day immediately preceding the first day of the applicable interest period equals 130% or more of the principal amount of the notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.25% of the average contingent interest trading price of the note during the five trading-day measurement period.

You may convert your notes prior to the maturity date in the following circumstances:

•	during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter immediately preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the notes in effect on that 30th trading day;

•	during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” for the notes for each day of that period was less than 98% of our common stock price during each day of that period multiplied by the then current conversion rate;

•	if we have called the particular notes for redemption and the redemption has not yet occurred;

•	upon the occurrence of specified corporate transactions, including certain fundamental changes; or

•	during the 30 days prior to, but excluding, any scheduled repurchase date or the maturity date.

You may convert your notes at an initial conversion price per share of $22.00, which represents a conversion rate of approximately 45.4545 shares of common stock per $1,000 principal amount of notes. Upon conversion of notes, unless we have made a physical settlement election, we will pay an amount in cash per note equal to the lesser of (i) $1,000, and (ii) the conversion value, determined in the manner set forth in this prospectus supplement. If the conversion value exceeds $1,000, we will also deliver shares of our common stock per note converted in an amount equal to the excess of the conversion value over $1,000. At any time prior to maturity, we may make an irrevocable election to provide upon conversion, in lieu of providing cash and shares, shares of our common stock at the conversion price for the notes converted. Our common stock is listed on the Nasdaq Global Select Market under the symbol “FBTX.” The last reported closing price of our common stock on April 12, 2007 was $15.70 per share.

We may redeem all of your notes for cash prior to May 6, 2012 upon certain fundamental changes, and we may redeem all or a portion of your notes for cash on or after May 6, 2012, in each case at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and contingent interest and special interest, if any, to, but excluding, the redemption date. You may require us to repurchase all or a portion of your notes for cash on May 1, 2012, May 1, 2017 and May 1, 2022 for a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and contingent interest and special interest, if any, to, but excluding, the repurchase date. You may require us to purchase all or a portion of your notes for cash upon the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount of notes plus accrued and unpaid interest and contingent interest and special interest, if any, to, but excluding, the repurchase date.

The notes will be our general, unsecured obligations and will rank equally in right of payment with all our existing and future unsecured, unsubordinated debt and senior in right of payment to any future subordinated indebtedness that we may incur. The notes will be effectively subordinated to all of our existing and future secured indebtedness and structurally subordinated to any liabilities and other indebtedness of our subsidiaries.

Investing in the notes involves risks. See “Risk Factors” on page S-13 of this prospectus supplement.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price	100.00%	$100,000,000
Underwriting discounts and commissions	2.50%	$2,500,000
Proceeds, before expenses, to us	97.50%	$97,500,000

The underwriters expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about April 18, 2007.

RBC Capital Markets
Bear, Stearns & Co. Inc.

April 12, 2007

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.” We are offering to sell, and seeking offers to buy, our 4% Contingent Convertible Senior Notes due 2027 only in jurisdictions where those offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus” is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. This prospectus supplement describes the specific details regarding this offering and the terms and conditions of the notes being offered hereby, including the principal amount, interest rate and terms and conditions upon which our notes are convertible into shares of our common stock, and the risks of investing in our notes and our common stock. The accompanying prospectus provides more general information. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the section entitled “Where You Can Find More Information” in the accompanying prospectus.

As used in this prospectus supplement, the terms “Franklin,” “we,” “our” and “us” refer to Franklin Bank Corp. and its consolidated subsidiaries, unless the context indicates otherwise. When we refer to “Franklin Bank” in this prospectus supplement, we are referring to Franklin Bank, S.S.B., a Texas state savings bank.

S-ii

SUMMARY

The following summary may not contain all the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus, especially the risks set forth under the heading “Risk Factors” in this prospectus supplement, as well as the information incorporated by reference, before making an investment decision.

The Company

We are a Texas-based savings and loan holding company with approximately $5.5 billion in assets, $2.6 billion in deposits and $432.7 million in stockholders’ equity as of December 31, 2006. Through our wholly- owned subsidiary, Franklin Bank, S.S.B., a Texas state savings bank, we provide community banking products and services and commercial banking services to corporations and other business clients and originate single family residential mortgage loans. As of December 31, 2006, in addition to our corporate offices in Houston, Texas, where we provide many of our banking services, we had 38 community banking offices in Texas, seven regional commercial lending offices in Florida, Arizona, Michigan, Pennsylvania, Colorado, California, Washington D.C., and mortgage origination offices in 19 states throughout the United States.

Strategy

Our principal growth and operating strategy is to:

•	expand our community banking business, The Franklin Family of Community Banks, by acquiring financial institutions in growing Texas markets outside of metropolitan areas and by establishing new banking offices to complement our existing banking network;

•	increase the scope and profitability of our product lines by expanding our markets and operating in a low cost environment; and

•	continue to build our franchise by providing superior service through qualified and relationship-oriented employees who are trusted financial advisors to the communities in which we offer our products.

Business Activities

Our operations are managed along two reportable segments consisting of Banking and Mortgage Banking. Our banking services are concentrated in community banking and commercial lending product lines. Additionally, we maintain a portfolio of single family mortgages that provides high quality liquid assets for us while we grow and expand our banking and commercial product lines.

Banking

Our banking philosophy focuses on relationship banking with an emphasis on lending. A key part of our banking business is to utilize experienced bankers with extensive ties and experience in the communities that they serve. We focus on high-quality personalized service through our bankers, whose goal is to become trusted financial advisors to our customers.

Our community banking network consists of 39 banking offices, 19 in the central Texas area and 19 in east Texas and one in Houston, Texas. Through our community banking offices we offer a wide variety of consumer banking products, including checking, money market and savings accounts, certificates of deposit, auto loans, home improvement loans, home equity loans and mortgage loans. Additionally, we provide investment products through an arrangement with a third party provider. We intend to grow our community banking activities through acquisitions and the establishment of new banking offices in and around our current communities.

In addition to our consumer banking products, we provide commercial banking services to a variety of business clients. These include small and medium businesses in the communities where we have banking offices and other larger business clients outside our banking office areas. We have regional lending offices in Arizona, California, Colorado, Florida, Michigan, Pennsylvania and Washington, D.C. Through our banking locations and our regional offices we offer financing for single family builders, commercial real estate, including retail, industrial, office buildings and multi-family properties. We also provide cash management services to our commercial customers. Additionally, we provide mortgage banking companies with warehouse lines to finance their origination activities.

Builder Finance.  The focus of our builder lending is financing of residential development and construction of single family detached dwellings in established market areas. We have expanded our geographical scope from Texas to include Arizona, California, Colorado, Florida, Georgia, Illinois, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania and Washington.

Commercial Real Estate.  We provide commercial real estate loans, including interim construction loans, for retail, industrial, office buildings, multi-family and other types of income producing properties.

Business Lending.  We offer financing to small- and medium-sized businesses in our community banking markets. Our products include working capital lines, inventory financing, owner occupied commercial properties and other operating financing loans.

Mortgage Banker Finance.  We provide small- and medium-sized mortgage companies with credit facilities, including secured warehouse lines of credit and working capital credit lines. Additionally, through our mortgage banking group, we may purchase originations by our mortgage banker finance customers for sale into the secondary market. We also offer these companies a complete line of cash management products tailored to their business, including online banking, cash management and custody services.

Mortgage Banking

Through our mortgage banking activities we originate mortgage loans through two channels, retail and wholesale, and provide support to our banking business by originating mortgage loans for our community banking customers. We also maintain an acquired single family mortgage portfolio that provides high quality liquid assets for us while we continue to expand our banking business.

Retail Mortgage Origination.  We currently originate mortgage loans directly to borrowers through our community banking locations and through our 37 retail mortgage offices located in 19 states throughout the United States. We believe that our retail mortgage office structure provides us with a low fixed cost method of originating mortgage loans. This structure is set up so that each mortgage loan manager is compensated based solely on the mortgage office’s profitability.

Wholesale Mortgage Origination.  Wholesale mortgage origination refers to the origination of mortgage loans with the assistance of mortgage companies or mortgage brokers. The loans are originated and closed in either our name or, under certain circumstances, the assisting entity’s name with immediate assignment to us. We originate wholesale residential mortgage loans in California.

Loan Disposition.  We currently sell a majority of the mortgage loans we originate into the secondary market under customary terms, and through securitizations. We typically sell fixed-rate loans into the secondary market, but may also from time to time sell adjustable-rate loans. The majority of our sales are made under mandatory delivery agreements with major financial institutions, including the Federal National Mortgage Association, or FNMA, for whom we are an approved seller/servicer, and Countrywide Home Loans Inc. We generally sell the servicing rights to our loans when we sell the loans, except where there are cross-selling opportunities to community banking customers.

Single Family Mortgage Portfolio.  Our single family mortgage portfolio provides high quality liquid assets for us while we grow our banking and commercial product lines. We acquire mortgage loans through correspondent relationships we have with financial institutions, mortgage companies and mortgage brokers. When acquiring loans on a correspondent basis, we commit to purchase the loans based upon predetermined and agreed upon criteria. We expect to continue to purchase recently originated loans on a limited basis from larger financial institutions, mortgage companies and investment banks to replace the principal reductions in this portfolio. These purchases allow us to obtain high quality liquid residential mortgage loans for our portfolio that can be reduced as our community banking and commercial loans increase.

Acquisitions

We continue to seek opportunities to expand our community banking business by acquiring financial institutions in growing Texas markets outside of metropolitan areas. We believe that these markets have less competition for loans and deposits than the large metropolitan areas. We believe that acquisitions such as these complement our asset strategy and provide an excellent source of deposits, a key component of our growth. When we acquire a financial institution we integrate it as soon as practical.

Since our formation in August 2001, we have completed the following acquisitions:

		Total			Banking
Date	Acquired	Purchase Price	Assets	Deposits	Offices

December 2006	Two community banking offices	$3.9 million	$3.7 million	$43.0 million	2
December 2005	Five community banking offices	32.9 million	12.6 million	274.7 million	5
July 2005	Elgin Bank of Texas	24.0 million	83.7 million	73.7 million	2
May 2005	First National Bank of Athens	61.8 million	208.8 million	184.9 million	4
December 2004	Cedar Creek Bancshares, Inc.	24.1 million	108.1 million	96.7 million	5
February 2004	Lost Pines Bancshares, Inc.	7.2 million	40.6 million	36.3 million	2
December 2003	Jacksonville Bancorp, Inc.	68.6 million	468.0 million	399.8 million	9
April 2003	Highland Lakes Bancshares Corporation	18.5 million	83.6 million	72.9 million	1
April 2002	Franklin Bank, S.S.B.	11.2 million	61.3 million	58.5 million	2

Competition

We face substantial competition for loans and deposits as well as other sources of funding in our markets. We compete in all of our lending lines of business with commercial banks, mortgage companies, thrifts and other financial institutions, many of which operate nationwide lending networks. In each case we must compete on the basis of service quality, product offerings and rates. We also compete for deposits with thrifts, commercial banks and credit unions, and our deposit products must compete with the investment products offered by a broad variety of financial institutions including thrifts, commercial banks, credit unions, brokerage firms, investment banks, insurance companies and other financial services companies.

Recent Developments

Proposed Acquisition of The First National Bank of Bryan

In December 2006, we announced the signing of a definitive agreement to acquire The First National Bank of Bryan, headquartered in Bryan, Texas. The aggregate cash purchase price is approximately $134.0 million and will be funded in part with the net proceeds that we will receive from this offering. The acquisition is expected to close during the second quarter of 2007, subject to regulatory approval and the satisfaction of conditions set forth in the agreement. The following table provides summary information regarding us and The First National Bank of Bryan:

	As of and for the Year Ended December 31, 2006
	Franklin		Bryan
	(Dollars in thousands)

Total assets	$5,537,367		$529,868
Loans held for investment:
Single family	2,144,525	53.7%	69,378	20.2%
Commercial	1,750,701	43.8	170,860	49.8
Consumer	110,302	2.8	107,293	31.3
Allowance for credit losses	(11,671)	(0.3)	(4,633)	(1.3)

Total loans held for investment	3,993,857	100.0%	342,898	100.0%
Deposits:
Community banking deposits	1,440,714	54.7%	465,872	100.0%
Wholesale and brokered	1,191,250	45.3	—	—

Total deposits	2,631,964	100.0%	465,872	100.0%
Banking offices	39		6

The following map shows our and The First National Bank of Bryan’s banking offices in Texas:

Restructuring of Loan Portfolio

In the first quarter of 2007, we completed a restructuring of our loan portfolio. We sold $580 million of single-family mortgages at an estimated pre-tax loss of $14 million ($8.8 million net of tax or $0.37 per diluted share) taken as a one-time charge in the fourth quarter of 2006. We intend to use the proceeds from the sale to pay down wholesale deposits and borrowings.

We were incorporated in Delaware in 2001. Our principal executive offices are located at 9800 Richmond Avenue, Suite 680, Houston, Texas 77042, and our telephone number is (713) 339-8900. We maintain a website located at www.bankfranklin.com. Information contained or referenced on our website is not incorporated into and does not form a part of this prospectus supplement and the accompanying prospectus.

The Offering

Securities Offered	$100,000,000 aggregate principal amount of 4% Contingent Convertible Senior Notes due 2027.

Maturity	May 1, 2027.

Interest	The notes will bear interest at an annual rate of 4%.

Interest Payment Dates	Interest is payable on May 1 and November 1 of each year, beginning November 1, 2007.

Contingent Interest	Beginning with the period commencing on May 6, 2012 and ending on October 31, 2012, and during any six-month interest period thereafter, we will pay contingent interest during the applicable interest period if the average contingent interest trading price of the notes for the five trading-day period ending on the third trading-day immediately preceding the first day of the applicable interest period equals 130% or more of the principal amount of the notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.25% of the average contingent interest trading price of a note during the five trading-day measuring period.

Conversion Rights	Under the circumstances discussed below, you may surrender your notes for conversion, in whole or in part, at any time before the close of business on the maturity date, unless your notes have been previously redeemed or repurchased. You may convert your notes only in the following circumstances:

• during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter immediately preceding the quarter in which the conversion occurs is more than 130% of the conversion price in effect on that 30th trading day;

• during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” for the notes for each day of that period was less than 98% of our common stock price during each day of that period multiplied by the then current conversion rate;

• if we have called the particular notes for redemption and the redemption has not yet occurred;

• upon the occurrence of specified corporate transactions, including certain fundamental changes, described under “Description of Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions;” or

• during the 30 days prior to, but excluding, any scheduled repurchase date or the maturity date.

Upon the occurrence of any of the circumstances described above, you may convert your notes at an initial conversion price per share of $22.00, which represents a conversion rate of approximately 45.4545 shares of common stock per $1,000 principal amount of notes.

Upon conversion of each $1,000 principal amount of notes, unless we have made a physical settlement election, a holder will receive an amount in cash per note equal to the lesser of (i) $1,000, or (ii) the conversion value, determined in the manner set forth in this prospectus supplement. If the conversion value exceeds $1,000, we also will deliver shares of our common stock per note converted having a value equal to the excess of the conversion value over $1,000. See “Description of Notes — Conversion Rights — Payment Upon Conversion.”

At any time prior to maturity, we may make an irrevocable election to provide upon conversion, in lieu of providing cash and shares, shares of our common stock at the conversion price for the notes converted. Prior to making a physical settlement election, we may also irrevocably waive our ability to make a physical settlement election in the future with respect to the notes. See “Description of Notes — Conversion Rights — Irrevocable Election to Physically Settle.”

The conversion price will be subject to adjustment in certain circumstances. See “Description of Notes — Conversion Rights — Conversion Price Adjustments.”

If you elect to convert your notes (i) in connection with a corporate transaction that occurs on or prior to May 1, 2012 that constitutes a “fundamental change” or (ii) after we have called the notes for redemption as described in “Description of Notes — Optional Redemption by Us Upon Certain Fundamental Changes,” we will decrease the conversion price to increase the conversion rate by a number of shares of common stock. See “Description of Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions” and “— Adjustment to Conversion Price Upon Certain Fundamental Changes.”

See “Description of Notes — Conversion Rights.”

Ranking	The notes are our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. The notes are effectively subordinated in right of payment to our existing and future secured indebtedness to the extent of such security, and structurally subordinated to any liabilities and other indebtedness of our subsidiaries.

Optional Redemption	We may redeem all or a portion of your notes for cash at any time on or after May 6, 2012, at a redemption price equal to

100% of the principal amount of the notes plus accrued and unpaid interest and contingent interest and special interest, if any, to, but excluding, the redemption date. See “Description of Notes — Optional Redemption of the Notes.”

Optional Redemption by Us Upon Certain Fundamental Changes	We may call for redemption all, but not part, of your notes during the 30 calendar day period following a repurchase date arising because you have the right to require us to repurchase your notes pursuant to a fundamental change described in the second or third bullet point of the definition of “fundamental change” (as defined in this prospectus supplement) that occurs prior to May 6, 2012. The redemption price will be 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest and contingent interest and special interest, if any, to, but excluding, the redemption date. See “Description of Notes — Optional Redemption by Us Upon Certain Fundamental Changes.”

Repurchase of Notes at the Option of the Holder	You may require us to repurchase all or a portion of your notes for cash on May 1, 2012, May 1, 2017 and May 1, 2022 for a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and contingent interest and special interest, if any, to, but excluding, the repurchase date. See “Description of Notes — Repurchase of Notes at the Option of the Holder.”

Repurchase at Option of Holders Upon a Fundamental Change	Upon a “fundamental change,” as defined in “Description of Notes — Repurchase at Option of Holders Upon a Fundamental Change,” you may require us to repurchase your notes for cash at a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and contingent interest and special interest, if any, to, but excluding, the repurchase date. See “Description of Notes — Repurchase at Option of Holders Upon a Fundamental Change.”

Sinking Fund	None.

Use of Proceeds	We intend to use the net proceeds to finance a portion of the purchase price for our acquisition of The First National Bank of Bryan. Any remaining net proceeds will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Events of Default	The following will be events of default under the indenture for the notes:

• we fail to pay principal of any note, when it becomes due and payable, at the stated maturity, upon acceleration, upon redemption or otherwise;

• we fail to pay any interest, including any contingent interest and special interest, if any, on any note when due, which failure continues for 30 days;

• we fail to comply with our obligations to convert any notes into cash and, if applicable, shares of our common stock in the amounts set forth in the indenture, which failure continues for 5 days;

• we fail to provide timely notice of a fundamental change;

• we fail to perform any other covenant in the indenture, which failure continues for 90 days following notice as provided in the indenture;

• any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our subsidiaries, in an aggregate principal amount in excess of $10 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

• certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

See “Description of Notes — Events of Default.”

Tax	Each holder will be deemed to have agreed in the indenture, for United States federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 6.75%, which we believe is the rate, as of the issue date of the notes, on a fixed-rate, non-convertible borrowing with terms and conditions comparable to those of the notes. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the notes are outstanding.

In accordance with our application of the contingent payment debt instrument tax regulations, a holder will also recognize gain or loss on the sale, exchange, conversion, repurchase or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any shares of our common stock received, and its adjusted tax basis in the note. Any gain recognized by holders generally will be treated as ordinary interest income for United States federal income tax purposes, and not as capital gain; furthermore, any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. See “Certain U.S. Federal Income Tax Considerations.”

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF AN INVESTMENT IN THE NOTES AND WHETHER AN INVESTMENT IN THE NOTES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND YOUR PARTICULAR TAX SITUATION.

Trading	We do not intend to have the notes listed on a national securities exchange. Our common stock is listed on the Nasdaq Global Select Market under the symbol “FBTX.”

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Risk Factors

See “Risk Factors” and other information included in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Summary Consolidated Financial Data

You should read the summary consolidated financial data in conjunction with our consolidated financial statements and the notes to those financial statements incorporated by reference in this report. All of our acquisitions were accounted for using the purchase method. Accordingly, the operating results of the acquired companies are included with our results of operations beginning on their date of acquisition.

	For the Year Ended December 31,
	2006	2005	2004	2003	2002(4)
	(Dollars in thousands, except per share amounts)

Selected Operating Data:
Interest income	$291,059	$197,174	$118,391	$40,393	$6,446
Interest expense	(198,341)	(113,143)	(52,649)	(20,958)	(3,553)

Net interest income	92,718	84,031	65,742	19,435	2,893
Provision for credit losses	(3,804)	(4,859)	(2,081)	(1,004)	(152)
Non-interest income	8,673	18,784	12,612	4,770	458
Non-interest expense	(67,011)	(56,671)	(40,655)	(18,227)	(4,203)

Income (loss) before taxes	30,576	41,285	35,618	4,974	(1,004)
Income tax (expense) benefit	(11,196)	(14,989)	(12,469)	(1,776)	278

Net income (loss)	$19,380	$26,296	$23,149	$3,198	$(726)

Preferred dividends	(3,863)	—	—	—	—

Net income (loss) available to common shareholders	$15,517	$26,296	$23,149	$3,198	$(726)

Balance Sheet Data (end of period):
Assets
Cash and cash equivalents	$86,783	$125,727	$90,161	$47,064	$18,675
Federal Home Loan Bank stock and other investments	99,937	80,802	74,673	32,866	3,163
Securities available for sale	59,232	63,779	72,998	91,168	—
Mortgage-backed securities	290,720	137,539	109,703	177,572	22,924
Loans, net	4,676,062	3,813,395	3,017,502	1,813,116	307,160
Goodwill	153,487	147,742	69,212	54,377	7,790
Intangible assets, net	14,548	13,954	7,095	3,705	1,316
Premises and equipment, net	28,208	25,459	13,169	9,381	464
Real estate owned	22,031	5,856	4,418	1,789	958
Other assets	106,359	56,999	20,803	20,262	3,231

Total assets	$5,537,367	$4,471,252	$3,479,734	$2,251,300	$365,681

Liabilities and Stockholders’ Equity
Deposits	$2,631,964	$2,121,508	$1,502,398	$1,259,843	$182,334
Federal Home Loan Bank advances	2,309,745	1,842,394	1,653,942	713,119	62,800
Short term borrowings	—	5,000	—	—	—
Junior subordinated notes	108,093	107,960	20,254	20,135	20,007
Other liabilities	54,839	61,559	22,431	12,765	3,133

Total liabilities	5,104,641	4,138,421	3,199,025	2,005,862	268,274
Stockholders’ equity	432,726	332,831	280,709	245,438	97,407

Total liabilities and stockholders’ equity	$5,537,367	$4,471,252	$3,479,734	$2,251,300	$365,681

Selected Financial Ratios:
Performance Ratios(1):
Earnings (loss) per common share — basic	$0.66	$1.16	$1.09	$0.30	$(0.24)
Earnings (loss) per common share — diluted	0.65	1.13	1.07	0.29	(0.24)
Weighted average number of shares — basic	23,393,940	22,739,255	21,276,560	10,825,757	2,984,403
Weighted average number of shares — diluted	23,871,951	23,209,893	21,716,582	10,851,137	2,984,403
Return on average assets	0.38%	0.63%	0.80%	0.28%	(0.46)%
Return on average common equity	5.63	8.53	9.02	2.92	(3.32)
Stockholders’ equity to assets	7.81	7.44	8.07	10.90	26.64
Book value per share	$14.90	$14.24	$12.82	$11.56	$9.41
Tangible book value per share	$7.77	$7.32	$9.34	$8.83	$8.53
Net yield on interest-earning assets	1.98%	2.12%	2.35%	1.77%	1.98%
Interest rate spread	1.84	2.01	2.23	1.62	1.57
Efficiency ratio(2)	65.08	54.37	51.29	78.70	124.55
Net operating expense ratio(3)	1.16	0.90	0.97	1.18	2.66
Asset Quality Ratios:
Allowance for credit losses to non-performing loans	88.02%	51.30%	150.04%	87.20%	75.34%
Allowance for credit losses to total loans	0.25	0.35	0.24	0.27	0.37
Net charge-offs to average loans	0.13	0.01	0.03	0.02	0.19
Non-performing assets to total assets	0.62	0.69	0.24	0.29	0.68
Non-performing assets to total loans and real estate owned	0.73	0.81	0.27	0.35	0.80
Capital Ratios of the Bank:
Total capital ratio	10.15%	10.41%	11.09%	16.70%	49.82%
Tier 1 capital ratio	9.85	9.92	10.72	16.27	49.17
Tier 1 leverage ratio	7.22	6.33	6.85	11.91	24.19

(1)	Ratio, yield and rate information for the years ended December 31, 2006, 2005, 2004 and 2003 are based on daily average balances, except for Athens for the period May 9, 2005 until it was converted to our system on January 26, 2006, Elgin for the period July 15, 2005 until it was converted to our system on August 5, 2005, Cedar Creek for the period December 4, 2004 until it was converted to our system on May 20, 2005, Lost Pines for the period March 1, 2004 until it was converted to our systems on July 23, 2004, Jacksonville for the period January 1, 2004, until it was converted to our systems on March 12, 2004 and Highland for the period May 1, 2003 until it was converted to our systems on May 23, 2003, whose average balances are calculated using average monthly balances. Ratio, yield and rate information for the year ended December 31, 2002 is based on average monthly balances. Return on average common equity is based on average monthly balances for all periods presented.

(2)	Efficiency ratio is non-interest expense (excluding acquisition related amortization) divided by net interest income plus non-interest income, excluding gains on securities.

(3)	Net operating expense ratio is non-interest expense less non-interest income divided by average total assets.

(4)	Certain items have been reclassified at or for the year ended December 31, 2002 to conform to our current presentation.

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, when making a decision to invest in the notes.

Risks Related to Our Business

We may be unable to successfully continue to implement our growth business strategy, which may adversely affect our future prospects and financial performance.

Our strategic plan is directed toward enhancement of our return to our stockholders through a significant increase in our asset size, the increase in new customer deposit accounts, the expansion of our commercial and consumer loan products and expansion into growing markets outside metropolitan areas in Texas. This requires:

•	that we find attractive market opportunities so that we may profitably execute our strategic plan;

•	that we continue to profitably build our products to provide us with the revenue to support our expansion;

•	that we identify, hire and retain qualified employees, and maintain the information systems, necessary to manage our growth;

•	continued compliance with regulatory requirements applicable to our business; and

•	the use of a substantial amount of more rate sensitive “brokered” deposits to fund our asset growth. Brokered deposits are deposits that we obtain from or through a deposit broker. Such deposits constituted approximately 45% of our total deposits as of December 31, 2006.

Changes in the general and regional economic environment, such as an increase in mortgage rates or a decline in the housing market, may prevent us from originating or purchasing loans in volumes and on terms sufficient to support our strategic plan. Changes in general market conditions may materially and adversely affect our ability to find the necessary funding to support our growth. In addition, we may be unable to find and retain additional staff necessary to support our anticipated growth in our business activities, and the information systems supplied by our vendors may be inadequate to support this growth. Finally, because we are a highly regulated institution, our growth strategy could raise regulatory concerns that could in turn prevent us from implementing all or part of our strategic plan.

Any of these developments could have a material adverse effect on our financial condition, results of operations and cash flows.

If we are unable to identify and acquire other financial institutions and successfully integrate our business with those of the companies that we have acquired or acquire in the future, our business and earnings may be adversely affected.

We intend to grow by acquisitions, including but not limited to the acquisition of other financial institutions, branch offices and loan portfolios. Since our acquisition of Franklin Bank, we have acquired six financial institutions, have one such acquisition pending, and have completed two branch acquisitions. We intend to continue to consider other potential acquisition opportunities in the future. Other potential future transactions may be effected quickly, may occur at any time and may be significant in size relative to our existing assets and operations. However, no assurance can be given that we will be able to successfully make such acquisitions on terms acceptable to us.

The market for acquisition targets is highly competitive, which may adversely affect our ability to find acquisition candidates that fit our growth strategy. To the extent that we are unable to find suitable acquisition targets, an important component of our growth strategy may not be realized. Acquisitions will be subject to regulatory approval, and we may be unable to obtain such approvals. In addition, some acquisitions will likely require us to consolidate data processing operations, combine employee benefit plans, create joint account and lending products and develop unified marketing plans, which could increase our operating costs significantly.

Furthermore, our ability to grow through acquisitions will depend on our maintaining sufficient regulatory capital levels and on general and regional economic conditions. We may also elect to finance future acquisitions with debt financings, which would increase our debt service requirements, or through the issuance of additional common or preferred stock, which could result in dilution to our stockholders. There can be no assurance that we will be able to arrange adequate financing for any acquisitions on acceptable terms.

Our ability to successfully integrate future transactions will depend primarily on our ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. We cannot assure you that we will be able to integrate our operations without encountering difficulties, such as the loss of key employees and customers, the imposition of regulatory restrictions, the disruption of our ongoing business or possible inconsistencies in standards, controls, procedures and policies. The integration process also may require significant time and attention from our management that would otherwise be directed at developing our existing business. Estimated cost savings projected to come from various areas that we identified through our due diligence and integration planning process may not materialize. If we have difficulties with any of these integrations, we might not achieve the economic benefits we expect to result from these acquisitions and this would likely hurt our business and our earnings. In addition, we may experience greater than expected costs or difficulties relating to the integration of these operations, and may not realize expected cost savings from these acquisitions within the expected time frames.

We have a limited operating history, which makes it difficult to predict our future prospects and financial performance.

We have only been operating as the holding company for Franklin Bank since April 10, 2002. Due to this limited operating history, it may be difficult to evaluate our business prospects.

We rely, in part, on external financing to fund our operations and the unavailability of such funds in the future could adversely affect our growth strategy and prospects.

Our ability to implement our business strategy will depend on our ability to obtain funding for acquisitions, loan originations, working capital and other general corporate purposes.

We do not anticipate that our community banking and commercial deposits will be sufficient to meet our funding needs. We therefore have relied, and expect to continue to rely on wholesale and brokered deposits, Federal Home Loan Bank advances and other wholesale funding sources to obtain the funds necessary to implement our growth strategy. Because these funds generally are more sensitive to rates than community banking deposits, they are more likely to move to the highest rate available.

To the extent we are not successful in obtaining such funding, we will be unable to implement our strategy as planned, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Our reliance on brokered deposits to fund our growth may substantially increase our funding costs. In addition, regulatory constraints may limit our ability to acquire these deposits.

Brokered deposits, which are more sensitive to changes in interest rates than are community banking deposits, constituted approximately 45% of our total deposits at December 31, 2006. Brokered deposits are priced based on the current general level of interest rates and, unlike retail deposits, do not take into account regional pricing. Our ability to continue to acquire brokered deposits is subject to our ability to price these deposits at competitive levels, which may substantially increase our funding costs. In addition, if the bank’s capital levels were to fall below “well capitalized” under the Prompt Corrective Action standards of the FDIC, our ability to accept, renew or roll over these deposits would be subject to our receiving a waiver from the FDIC. Furthermore, we would be limited on the rate that we could pay for these deposits to 75 basis points over the effective yield on comparable deposits that we offer in our normal market area or the national rate for comparable deposits outside our normal market. Failure to receive a waiver from the FDIC, if required, would have a material adverse impact on our financial condition, results of operations and cash flows.

Our small business, commercial real estate and consumer loan portfolios have significant geographic concentration in Texas and an economic slowdown, natural disaster or depressed real estate market in our primary markets could be detrimental to our financial condition.

A substantial portion of our small business, commercial real estate and consumer loans are to customers located in Travis, Bastrop, Llano, Cherokee, Gregg, Henderson, Panola and Smith Counties in Texas. Most of these loans are secured by real estate in these counties. In addition, we have five banking offices in Jefferson and Wharton counties located near the Texas gulf coast. Our operations in those areas are susceptible to damage associated with hurricanes, such as high winds, flooding, tornados and similar risks. The occurrence of a major hurricane on the Texas gulf coast or other natural disaster in our Texas markets could materially and adversely affect our business and results of operations in the areas affected by such disaster.

A deterioration in economic conditions in these counties could have a material adverse effect on the quality of these portfolios and the demand for our products and services. In addition, during periods of economic recession, we may experience a decline in collateral values and an increase in delinquencies. Accordingly, the ultimate collectability of a substantial portion of our commercial loan portfolio is susceptible to economic changes in these markets. A significant downturn in the real estate market in these areas would be detrimental to our financial condition.

In addition, if any of these developments were to result in losses that materially and adversely affected Franklin Bank’s capital, we and Franklin Bank might be subject to regulatory restrictions on operations and growth and to a requirement to raise additional capital.

Our loan portfolio may be significantly affected by the economy of California.

As of December 31, 2006, approximately 23.9% of the principal amount of our loan portfolio was secured by properties located in California. Consequently, our financial condition, results of operations and cash flows are likely to be significantly affected by economic conditions in California, particularly those affecting the residential real estate markets. In addition, mortgaged properties in California may be particularly susceptible to certain types of uninsurable hazards, such as earthquakes, floods, mudslides or other natural disasters. An overall decline in the economy or the residential real estate market, or the occurrence of a natural disaster, in California could materially and adversely affect the value of the mortgaged properties located there and increase the risk of delinquency, foreclosure, bankruptcy or loss on mortgage loans in our portfolio. These events could have a material adverse effect on our financial condition, results of operations and cash flows.

If we are unable to continue to purchase single family loans in bulk from the entities with which we currently have correspondent relationships, or other entities, our business and financial results may suffer.

Our single family mortgage loans held for investment were $2.1 billion at December 31, 2006. In order to maintain this portfolio at a constant balance, in 2006 we purchased $1.2 billion of single family mortgage loans. The single family loan purchases were primarily through correspondent relationships with Countrywide Home Loans Inc., which accounted for approximately 47% of total purchases, Residential Funding Corp., which accounted for 22%, and Morgan Stanley, which accounted for approximately 21% of total purchases during the year ended December 31, 2006. We are not contractually obligated to purchase loans from any of these entities on an ongoing basis. If we are unable to continue to purchase single family loans from these or other entities our business and financial results may suffer.

The majority of our single family loan portfolio consists of newly originated loans which may cause our loan portfolio to experience increased losses as the loans season.

At December 31, 2006, approximately 84% of our single family loan portfolio was comprised of single family mortgage loans that are less than three years old. Losses on single family mortgage loans generally occur after the loans are three years old. Therefore, we may experience a significant increase in losses on our single family mortgage loans as these loans age, and we may have to increase our allowance for credit losses accordingly. Additionally, losses on single family loans may occur before they have aged over three years. These may have a material adverse impact on our financial condition, results of operations and cash flows.

We are subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, mortgage brokers, correspondents or other third parties.

We rely heavily upon information supplied by third parties, including the information contained in loan applications, property appraisals, title information and employment and income documentation, in deciding which loans we will originate, as well as the terms of those loans. Additionally, our mortgage banker finance product poses a particular risk of losses due to fraudulently or improperly documented collateral. If any of the information upon which we rely is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than we had expected, or we may fund a loan that we would not have funded or on terms we would not have extended. Whether a misrepresentation is made by the loan applicant, the mortgage broker or another third party, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsalable or subject to repurchase if it has been sold prior to detection of the misrepresentation. After a loss from a misrepresentation occurs, the source is often difficult to locate, and it is often difficult to recover any of the monetary losses we have suffered.

Although we have controls and processes designed to help us identify misrepresentations contained in information furnished to us in our loan origination operations, we cannot assure you that we have detected or will detect all misrepresentations in our loan origination operations.

We are subject to losses resulting from the nature of our mortgage banker finance borrowers.

The small- and medium-sized mortgage companies to which we market our mortgage banker finance products generally tend to be more thinly capitalized than are other commercial borrowers, which increases the risk that these borrowers will become over-leveraged or experience cash flow difficulties. Therefore, our lending in this product exposes us to an increased risk that our borrowers may experience financial difficulties and be unable to perform as required under their loans, which could have a material adverse effect on our financial condition, results of operations and cash flows. As of December 31, 2006, we had $288.0 million in warehouse lines committed, of which $150.7 million was outstanding.

Our business is subject to interest rate risk and variations in interest rates may adversely affect our financial performance.

The majority of our assets and liabilities are monetary in nature and subject us to significant risk from changes in interest rates. Like most financial institutions, changes in interest rates can impact our net interest income as well as the valuation of our assets and liabilities. Based on our one-year cumulative interest rate gap at December 31, 2006 of negative $193.2 million, an increase in the general level of interest rates may adversely affect our net yield on interest-earning assets since our interest-bearing liabilities reprice faster than our interest earning assets. In addition, due to the periodic caps which limit interest rate changes on our mortgage-backed securities and loans that pay interest at adjustable rates, an increase in rates greater than the periodic interest rate caps on these loans, usually 2.00% per year, may adversely affect our interest income earned on these assets. It is quite possible that significant changes in interest rates may take place in the future, although we cannot predict the nature or magnitude of such changes or how such changes may affect our business.

Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the level of market interest rates affect our net yield on interest-earning assets, loan origination volume, loan and mortgage-backed securities portfolios, and our overall results.

Our profitability is dependent to a large extent on our net interest income. Net interest income is the difference between:

•	interest income on interest-earning assets, such as loans and investment securities; and

•	interest expense on interest-bearing liabilities, such as deposits.

Fluctuations in interest rates are not predictable or controllable. Changes in interest rates can have differing effects on various aspects of our business, particularly on our net interest income and the cost of purchasing residential mortgage loans in the secondary market. In particular, changes in market interest rates, changes in the relationships between short-term and long-term market interest rates, or changes in the relationships between different interest rate indices, can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income and therefore reduce our net interest income.

Additionally, in periods of rising interest rates mortgage loan originations typically decline, depending on the overall performance of the economy. To the extent that our mortgage originations decline, our income from mortgage banking may also decline.

Our mortgage origination activities are subject to interest rate risk that may adversely affect our earnings.

We originate single family mortgage loans to be sold into the secondary market. As part of this process we may commit to an interest rate to the borrower prior to selling the loan into the secondary market. In order to mitigate the risk that a rise in market interest rates will cause a decline in the value of the loan, we may enter into forward sales agreements at the time the loan’s interest rate is set. We enter into these forward sales agreements based on the amount of the loans we have committed to make at a particular interest rate and the amount of these commitments we expect to fund. Because we use an estimate of the amount of loans that we expect to close, actual funding amounts may vary. We tend to close a higher percentage of loans with committed interest rates lower than the current market and lower percentages of loans that have a committed interest rate greater than the current market. These variances may have a negative effect on our earnings. In addition, because the forward sales agreements may be executed at different rates than the loan commitment, these agreements may not respond to changes in interest rates to the same degree as the mortgage loan. As of December 31, 2006, we had $33.4 million in fixed rate mortgage loans with committed rates that had not closed and $18.6 million in forward sales agreements allocated to these commitments based on an expected close rate of 63%.

We face strong competition from other financial institutions and financial service companies offering services similar to those offered by us, which could hurt our business.

The banking business is highly competitive, and our profitability depends principally upon our ability to compete in the markets in which our banking operations are located. We compete with thrifts, commercial banks, credit unions, mortgage companies, specialty finance companies, brokerage firms, investment banks, insurance companies and other financial services companies that may offer more favorable financing than we offer. Many of these competitors are more established than we are and have greater financial and other resources. We can give you no assurance that we will be able to compete effectively as we continue to implement our growth strategy.

Federal statutes and rules governing federally chartered banks and thrifts allow those entities to engage in mortgage and other lending in multiple states on a substantially uniform basis and without the need to comply with state licensing and other laws affecting mortgage lenders, including so-called state “predatory lending” laws directed at certain residential mortgage loans that are defined as “high cost” and that have other features found objectionable in such state legislation. Accordingly, Franklin Bank, as a state chartered savings bank, may be subject to state legal requirements and legal risks under state laws to which federally chartered competitors are not subject and this disparity may have the effect of giving those entities legal and competitive advantages.

We are subject to extensive regulation and supervision that could materially and adversely affect our financial performance.

Savings and loan holding companies and Texas state savings banks operate in a highly regulated environment and are subject to extensive supervision and examination by several state and federal agencies.

We are subject to examination and supervision by the OTS, since we elected to be treated as a savings and loan holding company. It is possible that the OTS may adopt additional limitations on savings and loan holding companies, although the OTS has not proposed any specific limitations at this time.

Franklin Bank, as a Texas state savings bank, is subject to regulation and supervision by the TDSML. Franklin Bank is also regulated by the FDIC, as administrator of the DIF, and with respect to capital distributions, by the OTS. These regulations are intended primarily for the protection of depositors and customers, rather than for the benefit of stockholders and creditors.

We are subject to changes in federal and state laws, as well as changes in regulations and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could materially and adversely affect our business and operations. In particular, because we have a high-growth strategy, this regulatory environment could have a material adverse effect on our financial condition, results of operations and cash flows if any of these agencies determines that we must change our strategy or otherwise imposes additional restrictions or requirements that limit our business flexibility.

We are dependent on key individuals and on our continued ability to attract qualified and experienced personnel. The loss of one or more of these key individuals, or our inability to continue to attract such personnel, could curtail our growth and materially and adversely affect our prospects.

We are dependent on certain members of our management, including Anthony J. Nocella, our President and Chief Executive Officer, Daniel E. Cooper, our Managing Director of Mortgage Banking, Michael Davitt, our Managing Director of Commercial Lending, Andy Black, our President and Chief Operating Officer, and Russell Workman, our President of Commercial Lending — Community Bank. The unexpected loss of any of these members of management could have a material adverse effect on us.

Our success also depends on our continued ability to attract and retain experienced loan officers and support staff, as well as other management personnel. We currently do not have employment agreements or non-competition agreements with any of our existing loan officers and the loss of the services of several of such key personnel could materially and adversely affect our growth strategy and prospects to the extent we are unable to replace such personnel. Competition for loan officers is strong within builder finance, mortgage banker finance and mortgage banking industries and we may not be successful in attracting or retaining the personnel we require.

Our allowance for credit losses may be insufficient to cover actual losses, which could materially and adversely affect our financial performance.

Our allowance for credit losses was $11.7 million, or 0.25% of total loans outstanding and 88.0% of non-performing loans, as of December 31, 2006. Significant increases to the allowance for credit losses may be necessary if material adverse changes in general economic conditions occur and the performance of our loan portfolio deteriorates.

In addition, if we had to foreclose on assets, additional adjustments may be necessary to ensure that the foreclosed assets are carried at the lower of cost or fair value, less estimated cost to dispose of the foreclosed assets. As a part of their examinations, the FDIC and TDSML periodically review Franklin Bank’s estimated losses on loans and the carrying value of our assets. Increases in the provision for credit losses and other real estate owned could materially and adversely affect our financial condition, results of operations and cash flows.

An interruption in or breach of our information systems may result in lost business.

We rely heavily on communications and information systems furnished by third party service providers to conduct our business. Any failure or interruption or breach in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. We cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could have a material adverse effect on our financial condition, results of operations and cash flows.

We rely on information system technology from third party service providers, and we may not be able to obtain substitute providers on terms that are as favorable if our relationships with our existing service providers are interrupted.

We rely on third party service providers for much of our information technology systems, including customer relationship management, general ledger, deposit, servicing and loan origination systems. If any of these third party service providers experience financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all.

We are exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose on and take title to residential and commercial properties and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our financial condition, results of operations and cash flows could be materially and adversely affected.

Our internal controls for financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur. Internal controls for financial reporting and disclosure controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objective will be met.

Each quarter, our chief executive officer and chief financial officer evaluate our internal controls for financial reporting and our disclosure controls and procedures, which includes a review of the objectives, design, implementation and effect of the controls in respect of the information generated for use in our periodic reports. In the course of our controls evaluation, we seek to identify data errors, control problems and to confirm that appropriate corrective action, including process improvements, were being undertaken. The overall goals of these various evaluation activities are to monitor our internal controls for financial reporting and our disclosure controls and procedures and to make modifications as necessary. Our intent in this regard is that our internal controls for financial reporting and our disclosure controls and procedures will be maintained as dynamic systems that change (including with improvements and corrections) as conditions warrant.

A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be satisfied. Our management has concluded that our internal controls for financial reporting and our disclosure controls and procedures are designed to give a reasonable assurance that they are effective to achieve their objectives. We cannot provide absolute assurance that all possible future control issues within our company have been detected. These inherent limitations include the possibility that judgments in our decision-making could be faulty, and that isolated breakdowns could occur because of simple human error or mistake. The design of our system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed absolutely in achieving our stated goals under all potential future or unforeseeable conditions. Because of the inherent limitations in a cost-effective control system, misstatements due to error could occur and not be detected.

War and threats of terrorism and catastrophic events that could result from terrorism may impact our results of operations in unpredictable ways.

We do not know the impact that any potential future terrorist attacks may have on the financial services industry in general and on our business in particular. An act of terrorism directed at the financial infrastructure of the United States may affect our operations, and these effects may be material.

Risks Related to the Notes

The notes will be effectively subordinated to any existing and future secured indebtedness and will be structurally subordinated to debt of our subsidiaries.

The notes will be our senior, unsecured obligations. The notes will be effectively subordinated to any existing and future secured indebtedness we may have. These liabilities may include indebtedness, trade payables, guarantees, lease obligations, and letter of credit obligations. The notes do not restrict us from incurring senior secured debt in the future or having our subsidiaries guarantee our indebtedness, nor do they limit the amount of indebtedness we can issue that is equal in right of payment. As of December 31, 2006, we had approximately $2.3 billion aggregate principal amount of secured indebtedness outstanding.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of December 31, 2006, our subsidiaries had approximately $5.0 billion of liabilities and other indebtedness in the aggregate (excluding intercompany liabilities).

We are a holding company and rely on our subsidiaries for operating funds, and our subsidiaries have no obligation to supply us with any funds.

The notes are obligations exclusively of Franklin Bank Corp. but our assets consist primarily of equity in our subsidiaries and substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt obligations, including our obligations under the notes, are dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities and they have no obligation to pay any amounts due under the notes or to make any funds available for that purpose, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to regulatory, statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

We will continue to have the ability to incur debt after this offering; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the notes.

The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay principal and interest on the notes and our creditworthiness generally.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

The conversion value that you will receive upon conversion of your notes is in part determined by the average of the daily volume-weighted average price per share of our common stock on the Nasdaq Global Select Market for the 20 consecutive trading days beginning on the third trading day immediately following either the conversion date, the redemption date, the maturity date or the repurchase date, as applicable. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.

Your right to convert the notes is conditional, which could impair the value of the notes.

The notes are convertible only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and shares into which the shares would otherwise be convertible. In addition, upon conversion of the notes we will not be required to deliver cash or issue shares to satisfy our conversion obligation until at least 15 business days after the conversion date. As a result, the value of your notes surrendered for conversion will be subject to market risk pending settlement.

The price of our common stock, and therefore of the notes, may fluctuate significantly which may make it difficult for you to resell your notes or the shares of our common stock that may be issued upon conversion of the notes when you want or at desired prices.

The price of our common stock on the Nasdaq Global Select Market constantly fluctuates and will continue to fluctuate. Because the notes are convertible into our common stock, volatility of or depressed prices for our common stock could have a similar effect on the trading price of the notes. The market price of our notes and the underlying common stock may fluctuate in response to a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated fluctuations in our results of operations;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors, and our ability to meet expectations;

•	the operating and stock performance of our competitors;

•	fluctuations in market rates of interest and loan and deposit pricing in our market areas;

•	deterioration in asset quality due to an economic downturn;

•	legislative or regulatory changes;

•	adverse developments in our loan or investment portfolios;

•	unanticipated declines or slower than anticipated growth in our business or in the businesses of institutions we acquire; and

•	competition and the possible dilutive effect of potential acquisitions, expansions or future capital raises.

In addition, from time to time the stock markets generally, and banking industry stocks specifically, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of the companies traded in such markets. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our actual results of operations. Recently, the subprime lending market has experienced a significant downturn. A significant decrease in the stock prices of financial institutions that have exposure to the subprime lending market may adversely affect the market price of our common stock.

We may be unable to repurchase your notes as required under the indenture upon a fundamental change or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.

Upon a fundamental change, as defined in the indenture, and on May 1, 2012, May 1, 2017 and May 1, 2022, you will have the right to require us to repurchase your notes for cash. In addition, upon conversion of the notes, you will have the right to receive a cash payment. If we do not have sufficient funds to pay the repurchase price for all of the notes you tender upon a fundamental change, the cash due upon repurchases of the notes on May 1, 2012, May 1, 2017 and May 1, 2022 or the cash due upon conversion, an event of default under the indenture governing the notes would occur as a result of such failure. In addition, cash payments in respect of notes that you tender for repurchase or that you convert may be subject to limits and might be prohibited, or create an event of default, under our agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of the notes could result in an event of default under such agreements. Such other borrowings may be secured indebtedness and may prevent us from making cash payments in respect of the notes under certain circumstances. Our inability to pay for your notes that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the notes. See “Description of Notes — Repurchase of Notes at the Option of the Holder” and “— Repurchase at Option of Holders Upon a Fundamental Change.”

Upon an occurrence of a fundamental change, we may be required to offer to repay the notes and may be required to repay any other debt then outstanding. If a fundamental change were to occur subsequent to this offering, we may not have the financial resources available to repurchase all the notes for cash.

We may redeem your notes under specified circumstances, which may adversely affect your return on the notes.

We may redeem all or a portion of the notes at any time on or after May 6, 2012 at a redemption price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest and contingent interest and special interest, if any. Additionally, we have the option to redeem all, but not part, of the notes upon the occurrence of a specified type of fundamental change, as defined in the indenture, that occurs prior to May 6, 2012, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest and contingent interest and special interest, if any. If we redeem your notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the notes being redeemed. Accordingly, the market value of the notes may be adversely affected if investors expect that we will exercise our optional redemption right.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The price at which the notes are convertible into shares of common stock is subject to adjustment under certain circumstances such as stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Notes — Conversion Rights — Conversion Price Adjustments.” If the conversion price, and the resulting conversion rate, is adjusted in a manner which has the effect of increasing your proportionate interest in our assets or earnings and profits, such adjustment may result in a deemed distribution of shares of our common stock to you and you would be required to include such amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, non-U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations”) of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. The adjustment to the conversion rate of notes converted in connection with certain fundamental changes, as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes” below, also may be treated as a taxable distribution. Please read “Certain U.S. Federal Income Tax Considerations.”

The adjustment to the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate holders for the lost option time value of their notes as a result of such fundamental change and may not be enforceable.

If a fundamental change occurs on or prior to May 1, 2012, or if we have called your notes for redemption as described in “Description of Notes — Optional Redemption by Us Upon Certain Fundamental Changes,” we will increase the conversion rate as to the notes converted in connection with the fundamental changes. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of common stock in the fundamental change as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes.” While this adjustment is designed to compensate you for the lost option time value of your notes as a result of certain fundamental changes, the adjustment is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $15.70 or more than $78.50 (subject to adjustment), there will be no such adjustment. Furthermore, our obligation to make the adjustment could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000 in cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and contingent interest and special interest, if any, to, but excluding, the repurchase date. In addition, pursuant to the terms of the notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of and interest on (including contingent interest and special interest, if any) the notes, including the delivery of the conversion value and any adjustment thereto resulting from such merger or acquisition.

A market may not develop for the notes.

Prior to this offering there has been no trading market for the notes. We do not intend to have the notes listed on a national securities exchange. The underwriters have advised us that they currently intend to make a market in the notes. The underwriters are not, however, obligated to make a market and may discontinue this market-making activity at any time without notice.

In addition, market-making activity by the underwriters will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating for the notes, and we believe that it is unlikely that the notes will be rated. If, however, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock, if any, to you upon conversion of your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Risks Related to Our Common Stock

Conversion of the notes could dilute the ownership of existing stockholders.

The conversion of some or all of the notes could dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The market price and trading volume of our common stock may be volatile.

On December 18, 2003, we completed an initial public offering of our common stock, which is listed on the Nasdaq Global Select Market. While there has been an active trading market in our common stock since the initial public offering, we cannot assure you that an active trading market in our common stock will be sustained.

Even if active trading of our common stock continues, the market price of the common stock may be highly volatile and subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the price at which the shares were acquired. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could adversely affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated fluctuations in our results of operations;

•	failure to be covered by securities analysts, or failure by us to meet securities analysts’ expectations;

•	success of our operating strategies;

•	realization of any of the risks described in this section;

•	prevailing interest rates;

•	decline in the stock price of companies that are our peers; or

•	general market and economic conditions.

Because we are a relatively new public company, and prior to our initial public offering there was no active trading market in our common stock, these fluctuations may be more significant for us than they would be for a company whose stock has been publicly traded over an extended period of time.

In addition, the stock market has experienced in the past, and may in the future experience extreme price and volume fluctuations. These market fluctuations may materially and adversely affect the trading price of our common stock, regardless of our actual operating performance.

We currently do not intend to pay any dividends on our common stock. In addition, our future ability to pay dividends is subject to restrictions. As a result, capital appreciation, if any, of our common stock will be your sole source of gains for the foreseeable future.

We currently do not intend to pay any dividends on our common stock. In addition, since we are a holding company with no significant assets other than Franklin Bank, we depend upon dividends from Franklin Bank for all of our revenues. Accordingly, our ability to pay dividends depends upon our receipt of dividends or other capital distributions from Franklin Bank.

We are restricted from paying any dividends on our common stock if an event of default has occurred on our junior subordinated notes. Additionally, unless full dividends for the latest completed dividend period have been declared and paid on the preferred shares, the terms of the preferred shares provide that dividends may not be paid or declared on our common stock or other junior stock during the current dividend period, and that we may not purchase, redeem or otherwise acquire common stock or junior stock during the current dividend period, subject to certain exceptions.

Franklin Bank’s ability to pay dividends to us is subject to the regulatory authority of the TDSML, the OTS and the FDIC. Under Texas law, a Texas state savings bank is permitted to pay dividends out of current or retained income, although the TDSML reserves the right to restrict dividends for safety and soundness reasons or if the savings bank has less than zero total retained income on the date the dividend is declared. As of December 31, 2006, Franklin Bank could have paid approximately $51.1 million in dividends.

The FDIC has the authority to prohibit the bank from engaging in an unsafe or unsound practice in conducting its business and under such authority could impose dividend restrictions. Further, the FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by savings banks under its jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the Prompt Corrective Action provisions described herein could limit the amount of dividends which the bank may pay to the company. The FDIC prohibits an insured depository institution from paying dividends on its capital stock or interest on its capital notes or debentures (if such interest is required to be paid only out of net profits) or distributing any of its capital assets while it remains in default in the payment of any assessment due the FDIC. The bank is not in default in any assessment payment to the FDIC.

Franklin Bank is required to give the OTS 30 days’ notice before making any dividend to us. The OTS may object to the dividend if it believes the distribution will be unsafe and unsound. An application to the FDIC is also necessary if any distribution would cause Franklin Bank to become less than adequately capitalized. Neither the OTS nor the FDIC is likely to approve any distribution that would cause Franklin Bank to fail to meet its capital requirements or to become under-capitalized on a pro forma basis after giving effect to the proposed distribution. The FDIC has back-up authority to take enforcement action if it believes that a capital distribution by Franklin Bank constitutes an unsafe or unsound action or practice, even if the OTS has permitted the distribution.

Our corporate organizational documents and the provisions of Delaware law to which we are subject may delay or prevent a change in control of us that you may favor.

Our certificate of incorporation and bylaws contain provisions that, either alone or in combination with the provisions of Delaware law described below, may have the effect of delaying or making it more difficult for another person to acquire us by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. These provisions include:

•	A board of directors classified into three classes of directors with each class having staggered, three-year terms. As a result of this provision, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our board of directors.

•	The board’s authority to issue shares of preferred stock without stockholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of our common stock. To the extent any such provisions are included in any preferred stock, they could have the effect of delaying, deferring or preventing a change of control.

•	Our stockholders cannot act by less than unanimous written consent and must comply with the provisions of our bylaws requiring advance notification of stockholder nominations and proposals. These provisions could have the effect of delaying or impeding a proxy contest for control of us.

•	Provisions of Delaware law, which we did not opt out of in our certificate of incorporation, that restrict business combinations with “interested stockholders” and provide that directors serving on staggered boards of directors, such as ours, may be removed only for cause.

Any or all of these provisions could discourage tender offers or other business combination transactions that might otherwise result in our stockholders receiving a premium over the then current market price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $97.2 million, after deducting the underwriters’ discount and other estimated expenses of the offering payable by us.

We intend to use the net proceeds to finance a portion of the purchase price for our acquisition of The First National Bank of Bryan. Any remaining net proceeds will be used for working capital and other general corporate purposes.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the periods presented are as follows:

	Year Ended December 31,
	2006	2005	2004	2003	2002

Including interest on deposits(1)	1.15	1.36	1.67	1.24	0.72
Excluding interest on deposits(1)	1.30	1.67	2.34	1.55	—

(1)	For purposes of computing the ratio, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on all long- and short-term borrowings, including/excluding interest on deposits. Earnings for the year ended December 31, 2002 were insufficient to cover fixed charges by $1.0 million.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Global Select Market under the symbol “FBTX.” The following table sets forth, for the periods indicated, the high and low intra-day sale prices per share of our common stock as reported on the Nasdaq Global Select Market.

	High	Low

Year Ending December 31, 2005:
First Quarter	$18.50	$15.98
Second Quarter	19.49	16.60
Third Quarter	19.75	16.05
Fourth Quarter	18.79	14.66
Year Ending December 31, 2006:
First Quarter	$19.26	$16.11
Second Quarter	20.35	18.50
Third Quarter	21.07	18.53
Fourth Quarter	21.88	18.55
Year Ending December 31, 2007:
First Quarter	$20.95	$16.96
Second Quarter (through April 12, 2007)	18.03	15.60

The last reported closing price for our common stock on April 12, 2007 was $15.70 per share. There were approximately 7,200 beneficial owners of our common stock as of April 12, 2007.

DIVIDEND POLICY

We currently do not intend to pay dividends on our common stock. Even if we intend to pay dividends on our common stock in the future, we are subject to certain restrictions on our ability to pay such dividends. Since we are a holding company with no significant assets other than Franklin Bank, we depend upon dividends and other capital contributions from Franklin Bank for all of our revenues. See “Risk Factors — Risks Associated with an Investment in Our Common Stock — We currently do not intend to pay any dividends on our common stock. In addition, our future ability to pay dividends is subject to restrictions. As a result, capital appreciation, if any of our common stock will be your sole source of gains for the foreseeable future” for a discussion of the regulatory restrictions on Franklin Bank’s ability to pay dividends or make other capital contributions to us.

CAPITALIZATION

The following table sets forth, as of December 31, 2006, our unaudited capitalization:

•	on an actual basis; and

•	as adjusted to give effect to the issuance of the notes in this offering, after deducting the underwriters’ discount and our estimated offering expenses.

	As of December 31, 2006
	Actual	As Adjusted
	(Unaudited)
	(In thousands)

Long-term debt:
Federal Home Loan Bank advances	$1,226,756	$1,226,756
4% Contingent Convertible Senior Notes due 2027(2)	—	97,250
Junior subordinated notes	108,093	108,093

Total long-term debt	1,334,849	1,432,099
Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; 3,450,000 shares issued	86,250	86,250
Common stock, $0.01 par value; 35,000,000 shares authorized; 23,588,856 issued and outstanding(1)	236	236
Additional paid-in capital	281,207	281,207
Retained earnings	67,380	67,380
Accumulated other comprehensive income	(2,347)	(2,347)

Total stockholders’ equity	432,726	432,726

Total long-term debt and stockholders’ equity	$1,767,575	$1,864,825

(1)	Our outstanding common stock does not include:

• 1,345,064 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $14.89 per share; and

• the shares of common stock issuable upon conversion of the notes offered hereby.

(2)	Net of underwriters’ discount of $2.5 million and estimated offering expenses of $250,000.

MANAGEMENT

The following persons serve as our executive officers and, where indicated, as members of our board of directors as of December 31, 2006:

Name	Age	Current Position and Recent Business Experience

Anthony Nocella	65	Director of Franklin Bank Corp, President and Chief Executive Officer of Franklin Bank Corp. and Chairman and Chief Executive Officer of Franklin Bank, S.S.B. since April 2002. Previously was Vice Chairman, Director of Bank United Corp. and was Chief Financial Officer of Bank United Corp. from 1988 until its merger with Washington Mutual in 2001.
Andy Black	54	President and Chief Operating Officer and a member of the Franklin Bank, S.S.B. board of directors beginning March 2007. Previously was Managing Director — Central Texas of Franklin Bank, S.S.B. since December 2005. Previously was associated with JP Morgan Chase and predecessors from 1990 to December 2005.
Daniel Cooper	50	Managing Director — Lending and Mortgage Banking of Franklin Bank, S.S.B. since April 2002. Previously was Managing Director and Senior Vice President of Secondary Marketing and Portfolio Management for Bank United from 1991 until its merger with Washington Mutual in 2001.
Michael Davitt	57	Managing Director — Commercial Lending of Franklin Bank, S.S.B. since May 2002. Previously was Managing Director of Commercial Lending at Bank United from 1990 until its merger with Washington Mutual in 2001.
Max Epperson	64	Chief Credit Officer of Franklin Bank, S.S.B. since March 2004. Previously was Executive Vice President of Washington Mutual in charge of Commercial Real Estate Lending for the central and western U.S. from 2001 to 2003. Prior to that was Managing Director of Residential Construction Lending for Bank United from 1994 to 2001.
David Jones	47	Executive Vice President and General Counsel of Franklin Bank Corp and Franklin Bank, S.S.B. beginning in January 2007. Previously was associated with Thompson & Knight, LLP from 2004 as a Senior Partner and from 2001 to 2004 as Of Counsel.

Name	Age	Current Position and Recent Business Experience

Glenn Mealey	44	Managing Director — Administration of Franklin Bank, S.S.B. since April 2002. Previously was Senior Vice President and Managing Director of Investment Banking at Bank United from 2000 until its merger with Washington Mutual in 2001. Prior to that Mr. Mealey was Managing Director of Healthcare at Paribas from 1994 to 2000.
Russell McCann	50	Chief Financial Officer and Treasurer of Franklin Bank Corp. and Chief Financial Officer of Franklin Bank, S.S.B. since April 2002. Previously was Senior Vice President and Treasurer of Bank United Corp. until its merger with Washington Mutual in 2001.
Jan Scofield	51	Chief Information Officer of Franklin Bank, S.S.B. beginning March 2007. Previously was Managing Director — Technology of Franklin Bank, S.S.B. since April 2002. Previously was Vice President in eCommerce and Alternative Delivery Systems with Bank United from 1999 until its merger with Washington Mutual in 2001. Prior to that was IT Manager for the Electronic Commerce Resource Center since 1997.
Russell Workman	62	President Commercial Lending — Community Bank beginning March 2007. Previously was Managing Director — East Texas and a member of Franklin Bank, S.S.B. board of directors since June 2005. Previously served as the President and Chief Executive Officer of the First National Bank of Athens from 1994 until its acquisition by us. Prior to that was a Senor Manager in Management Consulting for Grant Thornton from 1990 to 1994, was the CEO of First Bank Las Colinas from 1988 to 1990, was Dallas West, Area Chairman for Texas Commerce Bank from 1985 to 1988.

DESCRIPTION OF NOTES

The notes will be issued under an indenture dated as of April 9, 2007, between us and The Bank of New York Trust Company, N.A., as trustee, as supplemented by the first supplemental indenture to be dated as of April 18, 2007. When we refer to the indenture in this prospectus supplement, we are referring to the indenture as supplemented by the first supplemental indenture. The following summary contains a description of the material provisions of the notes and the indenture. The summary is not complete, and is subject to, and qualified by reference to, the detailed provisions of the form of notes and the indenture, including the definitions of certain terms used in the indenture, that have been filed as exhibits to the registration statement to which this prospectus supplement relates. You should carefully review these documents because they, and not this description, define your rights as holders of the notes. For purposes of this section, references to “we,” “us,” “our” and “Franklin” include only Franklin Bank Corp. and not its subsidiaries.

This description of the notes supplements, and, to the extent it is inconsistent, replaces, the description of the general provisions of the notes and the indenture in the accompanying prospectus. The notes are “senior debt securities,” as that term is used in the accompanying prospectus.

Brief Description of the Notes

The notes will be limited to $100,000,000 aggregate principal amount. The notes will be issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on May 1, 2027, unless earlier redeemed at our option as described under “— Optional Redemption of the Notes” and “— Optional Redemption by Us Upon Certain Fundamental Changes,” repurchased by us at a holder’s option on certain dates as described under “— Repurchase of Notes at the Option of the Holder,” or repurchased by us at a holder’s option upon a fundamental change of Franklin as described under “— Repurchase at Option of Holders Upon a Fundamental Change” or converted at a holder’s option as described under “— Conversion Rights.”

The notes will bear interest at the annual rate of 4% beginning April 18, 2007. We will pay interest on May 1 and November 1 of each year, commencing on November 1, 2007, subject to certain exceptions if the notes are converted, redeemed or repurchased prior to the interest payment date.

In addition, we will pay contingent interest on the notes under the circumstances described below under “— Interest Adjustment” and we will pay special interest under the circumstances described below under “Events of Default.” For purposes of this “Description of Notes,” all references to “interest” include all such forms of interest except as otherwise indicated.

The notes will be general, unsecured obligations, ranking equally with all of our existing and future unsubordinated, unsecured indebtedness and senior in right of payment to any future subordinated indebtedness, but the notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the related security, and structurally subordinated to all existing and future liabilities and other indebtedness of our subsidiaries. As of December 31, 2006, we had approximately $2.3 billion in secured indebtedness and the aggregate amount of liabilities and other indebtedness of our subsidiaries was approximately $5.0 billion, excluding intercompany liabilities.

We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange, payment or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

The registered holder of a note will be treated as the owner of it for all purposes, and all references in this “Description of Notes” to “holders” mean holders of record, unless otherwise indicated.

Each holder will be deemed to have agreed in the indenture, for United States federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 6.75%, which is the rate comparable to the rate at which we would have borrowed on a noncontingent, non-convertible borrowing at the issue date of the notes. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. See “Certain U.S. Federal Income Tax Considerations.”

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF AN INVESTMENT IN THE NOTES AND WHETHER AN INVESTMENT IN THE NOTES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND YOUR PARTICULAR TAX SITUATION.

Interest Adjustment

We will pay contingent interest to holders of the notes during the period commencing May 6, 2012 and ending on October 31, 2012 and for any six-month period thereafter, from and including an interest payment date up to, but excluding, the next interest payment date, if the average contingent interest trading price (as defined below) per $1,000 principal amount of the notes for the five trading day (as defined below) period ending on the third trading day immediately preceding the first day of such interest period equals 130% or more of an equal principal amount of the notes.

During any interest period in which contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of the notes will equal 0.25% per annum of the average contingent interest trading price of $1,000 principal amount of notes during the five trading day measuring period ending on the third trading day immediately preceding the applicable interest period used to determine whether contingent interest must be paid.

Contingent interest, if any, will accrue from the first day of any relevant interest period and be payable on the interest payment date at the end of the relevant six-month period to holders of the notes as of the record date relating to such interest payment date.

In the event of any determination that holders will be entitled to receive contingent interest with respect to an interest period, we will promptly (i) issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information or (ii) provide notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of DTC. If in connection with a payment of contingent interest, we determine that United States withholding tax may be required as described under “Certain U.S. Federal Income Tax Considerations — Non-U.S. Holders,” we will provide this information through a press release disseminated as provided above.

“Contingent interest trading price” means, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include the underwriters of the notes; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from an independent nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the contingent interest trading price of the notes on such date of determination will be (a) the applicable conversion rate of the notes (as defined below) multiplied by (b) the closing sale price of our common stock on such determination date.

A “trading day” means any regular or abbreviated trading day of the Nasdaq Global Select Market or, if the common stock is not traded on the Nasdaq Global Select Market, the principal United States national securities exchange on which such common stock is traded, or if such common stock is not traded on the Nasdaq Global Select Market or listed on a United States national securities exchange, as quoted on any other system of automated dissemination of quotation of securities prices, or if not so quoted, any day on which the common stock is traded regular way in the over-the-counter market and for which a closing bid and a closing ask price for the common stock are available.

Conversion Rights

Subject to the restrictions described in this “Description of Notes,” including our right to elect in our sole discretion to deliver shares to satisfy our conversion obligation instead of cash in the manner set forth below under “— Irrevocable Election to Physically Settle,” a holder may convert any outstanding notes into cash and, if applicable, shares of our common stock at an initial conversion price per share of $22.00 in accordance with the conversion mechanism described below, which represents an initial conversion rate of approximately 45.4545 shares of our common stock per $1,000 principal amount of the notes. The conversion price and resulting conversion rate are, however, subject to adjustment as described below under “— Conversion Price Adjustments” and with respect to certain conversions occurring in connection with certain specified corporate transactions constituting a change of control as described below under “— Conversion Upon Specified Corporate Transactions.” A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

General

Under the circumstances discussed below, holders may surrender notes, in whole or in part, for conversion at any time before the close of business on the maturity date, unless their notes have been previously redeemed or repurchased. A holder’s right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase. In addition, if a holder has exercised its right to require us to repurchase its notes, such holder may convert its notes only if it withdraws its notice and converts its notes before the close of business on the business day immediately preceding such repurchase date. Holders may convert their notes only in the following circumstances:

•	during any fiscal quarter commencing after the date of original issuance of the notes, if the “common stock price” (as defined under “— Conversion Upon Satisfaction of Common Stock Price Condition” below) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter immediately preceding the quarter in which the conversion occurs is more than 130% of the conversion price in effect on that 30th trading day;

•	during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” (as defined under “— Conversion Upon Satisfaction of Trading Price Condition” below) for the notes for each day of that period was less than 98% of our common stock price during each day of that period multiplied by the then current conversion rate;

•	if we have called the particular notes for redemption and the redemption has not yet occurred;

•	upon the occurrence of specified corporate transactions, including certain fundamental changes; or

•	during the 30 days prior to, but excluding, any scheduled repurchase date or the maturity date.

Upon conversion of notes, unless we have made a physical settlement election (as defined below) in the manner described below under “— Irrevocable Election to Physically Settle,” we will pay an amount in cash per note equal to the lesser of (i) $1,000 and (ii) the conversion value, as defined below. If the conversion value is greater than $1,000, we will also deliver shares of our common stock per each note converted equal to the sum of the daily share amounts, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the conversion reference period. See “— Payment Upon Conversion.” We may also irrevocably elect in our sole discretion to deliver shares to satisfy our conversion obligation instead of cash in the manner set forth below under “— Irrevocable Election to Physically Settle.”

While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash upon conversion, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. Our failure to pay the principal amount of the notes when converted would result in an event of default with respect to the notes. See “Risk Factors — Risks Related to the Notes.”

Conversion Upon Satisfaction of Common Stock Price Condition

A holder may surrender any of its notes for conversion during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter immediately preceding the quarter in which the conversion occurs is more than 130% of the conversion price in effect on that 30th trading day.

The “common stock price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported on the Nasdaq Global Select Market or the principal United States national securities exchange on which our common stock is traded or listed or, if our common stock is not so traded or listed, any United States system of automated dissemination of quotations of securities prices or an established automated over-the-counter trading market in the United States or, if not so traded or listed or quoted, as otherwise provided in the indenture.

Conversion Upon Satisfaction of Trading Price Condition

A holder may surrender any of its notes for conversion prior to maturity during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of our common stock price for each day of that period and the then current conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include any of the underwriters of the notes; provided that, if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be deemed to be less than 98% of the then current conversion rate of the notes multiplied by our common stock price on such determination date.

The trustee will determine the trading price of the notes upon our request, and it has no obligation to determine the trading price and whether the notes are convertible pursuant to this conversion condition except upon our request. We have no obligation to make that request unless a holder provides us with reasonable evidence that the trading price is reasonably likely to be less than 98% of the product of the common stock price and the conversion rate then in effect. If the holder provides such evidence, we will instruct the trustee to determine the trading price beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than 98% of the product of the common stock price and the then current conversion rate.

Conversion Upon Notice of Redemption

A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the day that is one business day prior to the redemption date, even if the notes are not otherwise convertible at such time.

Conversion Upon Specified Corporate Transactions

If we elect to:

•	distribute to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; or

•	distribute to all or substantially all holders of our common stock cash, other assets, debt securities or certain rights or warrants to purchase our securities, which distribution has a per share value exceeding 10% of the common stock price on the trading day immediately preceding the date that such distribution was first publicly announced, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution on an as-converted basis (solely into shares of our common stock at the then applicable conversion price) without conversion of such holder’s notes.

In addition, if we are a party to a fundamental change (as defined under “— Repurchase at Option of Holders Upon a Fundamental Change” below) or a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its notes for conversion at any time beginning 20 scheduled trading days prior to the date that is the anticipated effective date of such transaction and ending on the 20th trading day following the effective date of such transaction. We will notify holders at least 30 scheduled trading days prior to the anticipated effective date of such transaction.

Conversion at Scheduled Repurchase Dates or Final Maturity

You may surrender notes for conversion at any time during the period beginning 30 days prior to, but excluding, any scheduled repurchase date described under “— Repurchase of Notes at the Option of the Holder” below or the final maturity date.

Adjustment to Conversion Price Upon Certain Fundamental Changes

If you elect to convert your notes (i) in connection with a corporate transaction that occurs on or prior to May 1, 2012 that constitutes a fundamental change as defined under “— Repurchase at Option of Holders Upon a Fundamental Change” or (ii) after we have called the notes for redemption as described below in “— Optional Redemption by Us Upon Certain Fundamental Changes,” we will decrease the conversion price for the notes surrendered for conversion, which will increase the conversion rate by a number of shares (“the additional shares”) as described below.

The increase in the conversion rate will be expressed as a number of additional shares per $1,000 principal amount of notes and will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the share price (the “share price”) paid per share of common stock in the corporate transaction. If holders of shares of our common stock receive only cash in the corporate transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the common stock price on the five trading days prior to but not including the effective date.

The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the notes is adjusted, as described below under “— Conversion Price Adjustments.” The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion price immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion price as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion price as set forth under “— Conversion Price Adjustments” below.

The following table sets forth the increase in the conversion rate, expressed as a number of additional shares to be received per $1,000 principal amount of notes.

	Share Price
Effective Date	$15.70	$18.00	$20.00	$22.00	$24.00	$26.00	$30.00	$50.00	$78.50

April 18, 2007	18.240	18.000	15.788	14.329	12.454	11.542	9.718	5.406	1.021
May 1, 2008	18.240	17.406	14.876	12.454	11.359	10.447	8.806	4.859	0.868
May 1, 2009	18.240	16.687	12.454	10.630	8.806	8.076	6.672	3.035	0.691
May 1, 2010	18.240	15.862	11.182	9.900	8.259	6.672	3.947	2.123	0.492
May 1, 2011	18.240	15.077	9.718	7.894	5.771	4.494	3.035	1.728	0.261
May 1, 2012	18.240	13.781	7.829	4.859	3.035	2.123	0.730	0.000	0.000

The share prices and additional share amounts set forth above are based upon a common share price of $15.70 on April 12, 2007 and an initial conversion price of $22.00.

Notwithstanding the foregoing, in no event will the conversion rate exceed 63.6946 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion price as set forth under “— Conversion Price Adjustments” below.

The exact share prices and effective dates may not be set forth in the table above, in which case if the share price is:

•	between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $78.50 per share (subject to adjustment), no increase in the conversion rate will be made; and

•	less than $15.70 per share (subject to adjustment), no increase in the conversion rate will be made.

Our obligations to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Payment Upon Conversion

Upon conversion, unless we have made a physical settlement election, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•	if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the 20 consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the conversion reference period.

The “conversion value” for each $1,000 principal amount of notes means the average of the daily conversion values, as defined below, for each of the 20 consecutive trading days of the conversion reference period.

The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price of our common stock on such trading day.

The “conversion reference period” means:

•	for notes that are converted during the 30 days prior to the maturity date of the notes or any scheduled repurchase date, the 20 consecutive trading days beginning on the third trading day following the maturity date or the applicable repurchase date;

•	with respect to optional redemption, the 20 consecutive trading days beginning on the third trading day following the redemption date; and

•	in all other instances, the 20 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The “daily share amount” means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(volume weighted average price per share for such trading day x applicable conversion rate) – $1,000 volume weighted average price per share for such trading day x 20

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page FBTX <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us, which may include the underwriters of the notes.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the 20 consecutive trading days of the conversion reference period.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than five business days after the later of such dates.

The indenture requires us to pay the principal portion of the conversion amount of the notes in cash. While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. We may not have the financial resources, and we may not be able to arrange for financing, to pay the principal amount for all notes tendered for conversion. Our failure to pay the principal amount of the notes when converted would result in an event of default with respect to the notes. See “Risk Factors — Risks Related to the Notes.”

Delivery of the conversion value will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued interest (including contingent interest and special interest, if any) payable on the notes, except as described below. Accrued interest (including contingent interest and special interest, if any) will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion price to account for accrued and unpaid interest (including contingent interest and special interest, if any).

Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued and unpaid interest (including contingent interest and special interest, if any) on a converted note, or on account of dividends or distributions on shares of our common stock issued in connection with the conversion. If notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such notes at the close of business on the regular record date will receive the interest (including contingent interest and special interest, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including contingent interest and special interest, if any) on the principal amount to be converted. The foregoing sentence shall not apply (i) to notes called for redemption; (ii) if we have specified a repurchase date with respect to a fundamental change; (iii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes; or (iv) in respect of any conversions that occur (a) between the record date immediately preceding a repurchase date and the related repurchase date as described in “— Repurchase of Notes at the Option of the Holder” or (b) after the record date immediately preceding the final maturity date. Notwithstanding the foregoing, a holder that converts its notes after we have called the notes for redemption as described below in “— Optional Redemption by Us Upon Certain Fundamental Changes” shall be entitled to receive all accrued and unpaid interest, including contingent interest and special interest, if any, to, but excluding, the conversion date.

Irrevocable Election to Physically Settle

At any time prior to the maturity date of the notes, we may make an irrevocable election, which we refer to as a “physical settlement election,” to provide, upon the conversion of outstanding notes, in lieu of providing cash and shares as described above under “— Payment Upon Conversion,” shares of our common stock at the conversion price for the notes converted. We will promptly notify the trustee and the holders of such physical settlement election and shall issue a press release to such effect. In the event we made a physical settlement election:

•	delivery of shares of our common stock issued upon conversion will occur through the conversion agent or DTC, as the case may be, no later than five business days following the conversion date;

•	the notes will become convertible at the option of the holder at any time after the date of such physical settlement election and prior to the business day immediately preceding the maturity date of the notes;

•	the conditions to conversion specified below shall no longer be applicable to any conversion of the notes; and

•	cash shall be paid in lieu of fractional shares upon conversion. A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the volume weighted average price of our common stock on the trading day prior to the conversation date.

Prior to making any physical settlement election, we may also irrevocably elect to waive our ability to make a physical settlement election in the future with respect to the notes by delivering to the trustee a notice of such election, which we refer to as a “waiver election.” Any waiver election by us shall irrevocably waive our ability to make a physical settlement election at any time in the future with respect to the notes. We may not make a waiver election if we previously made a physical settlement election.

Conversion Procedures

If you wish to exercise your conversion right and your notes are in certificated form, you must deliver an irrevocable conversion notice in accordance with the provisions of the indenture, together, if the notes are in certificated form, with the certificated security, to the trustee who will, on your behalf, convert the notes into cash and shares of our common stock. You may obtain copies of the required form of the conversion notice from the trustee. If the notes are held in book-entry form, you must complete and deliver the depositary appropriate instructions in accordance with the depositary’s applicable procedures. If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder on May 1, 2012, May 1, 2017 and May 1, 2022 or as a result of a fundamental change, such note may be converted only if the notice of election is withdrawn as described under “— Repurchase of the Notes at the Option of the Holder” or “— Repurchase at Option of Holders Upon a Fundamental Change.”

Conversion Price Adjustments

We will adjust the conversion price if (without duplication):

(1) we issue shares of our common stock to all or substantially all holders of shares of our common stock as a dividend or distribution on our common stock;

(2) we subdivide or combine our outstanding common stock;

(3) we issue to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock (or securities convertible into our common stock) at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; provided that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into common stock immediately prior to such distribution at the then applicable conversion price;

(4) we distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of our capital stock (other than shares of our common stock), other securities or other assets, or rights, warrants or options to subscribe for or purchase any of our securities, excluding: (a) those rights, warrants or options referred to in clause (3) above; (b) any dividend or distribution paid in cash referred to in clause (5) below; and (c) those dividends, distributions, subdivisions and combinations referred to in clauses (1) and (2) above; provided that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into common stock immediately prior to such distribution at the then applicable conversion price;

(5) we declare a cash dividend or cash distribution to all or substantially all of the holders of our common stock. If we declare such a cash dividend or cash distribution, the conversion price shall be decreased to equal the price determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price − Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

provided that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (5), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the cash and shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted its notes solely into shares of our common stock at the then applicable conversion price immediately prior to the record date for such cash dividend or cash distribution; or

(6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock where the cash and value of any other consideration included in the payment per share exceeds the common stock price on the last day on which tenders or exchanges may be made pursuant to the tender or exchange offer.

“Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution.

“Dividend Adjustment Amount” means the amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion price will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing share price of those securities (where such closing sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the “ex-dividend date” for such distribution on the Nasdaq Global Select Market or such other national or regional exchange or market on which the securities are listed or quoted.

If we reclassify our common stock or we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder’s right to convert its notes into cash and shares of our common stock will be changed into a right to convert such notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such notes solely into shares of our common stock at the then applicable conversion price immediately prior to the effective date of such transaction. Appropriate provisions will be made, as determined in good faith by our board of directors, to preserve the net share settlement provisions of the notes following such transaction to the extent feasible.

To the extent that any rights plan adopted by us is in effect upon conversion of the notes into cash or shares of common stock, you will receive, in addition to such cash or shares of our common stock, the rights under the rights plan, unless the rights have separated from our common stock at the time of conversion and, as a result, upon conversion of the notes into shares of our common stock, you would not be entitled to receive the rights, then in such case the conversion price will be adjusted as if we distributed shares of our common stock, evidences of indebtedness or assets to all holders of our common stock as described above.

The conversion price will not be adjusted for the issuance of our common stock (or securities convertible into or exchangeable for our common stock), except as described above. For example, the conversion price will not be adjusted upon the issuance of shares of our common stock:

•	under any present or future employee benefit plan or program of ours; or

•	pursuant to the exercise of any option, warrant or right to purchase our common stock (other than options, warrants or rights issued under an employee benefit plan or program), the exchange of any exchangeable security for our common stock or the conversion of any convertible security into our common stock, in each case so long as such option, warrant, right to purchase, exchangeable security or convertible security is outstanding as of the date the notes are first issued.

We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based on the current market value of the fractional shares as provided in the indenture.

If we make a distribution of property to our shareholders that would be taxable to them as a dividend for U.S. federal income tax purposes and the conversion price is decreased, this decrease will generally be deemed to be the receipt of taxable income by U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations”) of the notes and would generally result in withholding taxes for non-U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations”). See “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Distributions” and “— Non-U.S. Holders — Dividends.”

We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in the best interests of Franklin. Any such determination by our board of directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days or such longer period as may be required by law. In addition, we may from time to time reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution on our common stock.

We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried-forward adjustments, regardless of whether the aggregate amount is less than 1%, within one year of the first such carried-forward adjustment upon a fundamental change, redemption or conversion or upon maturity.

Ranking

The notes:

•	will be our senior unsecured obligations;

•	will rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness; and

•	will rank senior to all of our future indebtedness that expressly provides that it is subordinated to the notes.

The notes are also effectively subordinated in right of payment to our existing and future secured indebtedness to the extent of such security. As of December 31, 2006, we had approximately $2.3 billion aggregate principal amount of secured indebtedness outstanding.

The indenture generally does not restrict our ability to incur debt or our ability or the ability of our subsidiaries to incur any other indebtedness.

The notes are our exclusive obligation. Our cash flow and our ability to service our indebtedness, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory, regulatory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of December 31, 2006, our subsidiaries had approximately $5.0 billion of liabilities and other indebtedness in the aggregate (excluding intercompany liabilities).

Optional Redemption of the Notes

We may redeem the notes, in whole at any time, or in part from time to time, at any time on or after May 6, 2012, for cash at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and contingent interest and special interest, if any, to, but excluding, the redemption date. We will give not less than 30 days’ nor more than 60 days’ notice of redemption by mail to holders of the notes.

If we choose to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed on a pro rata basis, by lot, or by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may select for redemption portions of the principal amount of any note in principal amounts of $1,000 and integral multiples thereof.

For a discussion of the tax treatment to a holder of the notes upon optional redemption by us, see “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes” and “— Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock.”

Optional Redemption by Us Upon Certain Fundamental Changes

We may call the notes for redemption, in whole, but not in part, at any time during the 30 calendar day period following a repurchase date arising because you have the right to require us to repurchase your notes pursuant to a fundamental change described in the second or third bullet point of the definition of fundamental change that occurs prior to May 6, 2012. The redemption price will be 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest and contingent interest and special interest, if any, to, but excluding the redemption date. We will give not less than 30 days’ nor more than 60 days’ notice of redemption by mail to holders of the notes.

For a discussion of the tax treatment to a holder of the notes upon optional redemption by us, see “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes” and “ — Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock.”

Repurchase of Notes at the Option of the Holder

A holder has the right to require us to repurchase all or a portion of its notes on May 1, 2012, May 1, 2017 and May 1, 2022. We will repurchase the notes as to which these repurchase rights are exercised for cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest and contingent interest and special interest, if any, to, but excluding, the repurchase date.

We will be required to give notice on a date not less than 30 business days prior to each date of repurchase to the trustee and all holders at their addresses shown in the security register, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to repurchase their notes. Such notice procedures will be modified to conform to the applicable procedures of the depositary for notes held in global form.

For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes” and “— Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock.”

The repurchase notice given by a holder electing to require us to repurchase its notes may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the date of repurchase.

Payment of the repurchase price for the notes will be made promptly following the later of the date of repurchase and the time of delivery or book-entry transfer of the notes.

If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the date of repurchase in accordance with the terms of the indenture, then, immediately after the date of repurchase, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

Our ability to repurchase notes may be limited by the terms of our then existing indebtedness or financing agreements. If we are obligated to repurchase the notes, we cannot assure you that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness, if any, that restricts the repurchase of the notes and to pay the repurchase price for all the notes we may be required to repurchase. Our ability to pay cash to holders electing to require us to repurchase the notes also may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. See “Risk Factors — Risks Related to the Notes.”

No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.

Repurchase at Option of Holders Upon a Fundamental Change

If a “fundamental change” as defined below occurs, holders will have the right, at their option, to require us to repurchase all of such holders’ notes not previously converted or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and contingent interest and special interest, if any, to, but excluding, the repurchase date. If the repurchase date falls after a regular record date and before the corresponding interest payment date, interest (including contingent interest and special interest, if any) will be paid to the record holder of the notes.

Within 30 calendar days after the occurrence of a fundamental change, we are obligated to give the holders notice of the fundamental change and of the repurchase right arising as a result of the fundamental change. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, a holder must deliver on or before the close of business on the business day prior to the repurchase date written notice to the trustee of its exercise of its repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 30 business days after the date of our notice.

A “fundamental change” will be deemed to have occurred at any time after the notes are originally issued if any of the following occurs:

•	during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election to the board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

•	any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	we merge or consolidate with or into any other person, another person merges into us or we convey, sell, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to another person, other than:

(i)	any transaction involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; provided further, that a fundamental change shall not be deemed to have occurred pursuant to this third bullet point if the consideration in such merger or consolidation consists solely of shares of publicly traded common stock listed on the Nasdaq Global Select Market or on an established national securities exchange or automated over-the-counter trading market in the United States, but disregarding any cash payments for fractional shares or pursuant to dissenters’ appraisal rights; or

(ii)	any transaction effected solely to change our jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock of the surviving entity;

•	the common stock into which the notes are convertible ceases to be listed on the Nasdaq Global Select Market and is not listed on an established national securities exchange or automated over-the-counter trading market in the United States; or

•	our stockholders pass a resolution approving a plan of liquidation, dissolution or winding up of Franklin or any of its significant subsidiaries.

For purposes of these provisions:

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

The definition of fundamental change includes the conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets. There is no precise, established legal definition of the phrase “substantially all.” The phrase will likely be interpreted under applicable state law and will depend on particular facts and circumstances. As a result of the uncertainty as to the definition of the phrase “substantially all,” we cannot assure you how a court would interpret this phrase if you elect to exercise your rights following the occurrence of a transaction that you believe constitutes a transfer of “substantially all” of our properties and assets. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the underwriters.

If holders elect to have us repurchase notes upon a fundamental change, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a fundamental change, an event of default under the indenture would occur.

Mergers and Sales of Assets by Franklin

We may not consolidate with or merge into any other entity or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity, and we may not permit any entity to consolidate with or merge into us unless:

•	the entity formed by such consolidation or into or with which we are merged or the entity to which our properties and assets are so conveyed, transferred, sold or leased shall be a corporation organized and existing under the laws of the United States, any state within the United States or the District of Columbia and, if we are not the surviving entity, the surviving entity assumes the payment of the principal of, and interest (including contingent interest and special interest, if any) on, the notes and the performance of our other covenants under the indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	other conditions specified in the indenture are met.

When such an entity assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

The provisions described under “Description of Debt Securities — Provisions in Both Indentures — Consolidation, Merger or Asset Sale” in the accompanying prospectus are not applicable to the notes.

Events of Default

The following will be events of default under the indenture:

•	we fail to pay the principal of any note, when it becomes due and payable, at the stated maturity, upon acceleration, upon redemption or otherwise (including the failure to make cash payments due upon conversion, or make a payment to repurchase notes tendered pursuant to a fundamental change offer or the failure to repurchase notes at your option on May 1, 2012, May 1, 2017 and May 1, 2022);

•	we fail to pay any interest, including any contingent interest and special interest, if any, on any note when due, which failure continues for 30 days;

•	we fail to comply with our obligation to convert any notes into cash and, if applicable, shares of our common stock in the amounts set forth in the indenture, which failure continues for 5 days;

•	we fail to provide timely notice of a fundamental change;

•	we fail to perform any other covenant in the indenture, which failure continues for 90 days following notice as provided in the indenture;

•	any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $10 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

The term “significant subsidiary” means a subsidiary that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

The events of default set forth under “Description of Debt Securities — Provisions in Both Indentures — Events of Default and Remedies” in the accompanying prospectus are not applicable to the notes.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If an event of default, other than an event of default arising from events of insolvency, bankruptcy or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all notes. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, however, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest (including contingent interest and special interest, if any) on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see “— Meetings, Modification and Waiver” below.

You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

•	you give the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

•	the trustee shall have failed to institute such proceeding within 60 days of the written request.

These limitations do not, however, apply to a suit instituted by you for the enforcement of payment of the principal of or interest, including contingent interest and special interest, if any, on your notes on or after the respective due dates expressed in your notes or your right to convert your notes in accordance with the indenture.

We will be required to furnish to the trustee annually a statement as to the performance of certain of our obligations under the indenture and as to any default in such performance.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1940, will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 120th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 120th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 120th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 120th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

If we elect to pay special interest in connection with an event of default relating to the failure to comply with reporting obligations in the indenture, which are described below under “— Reports,” and for any failure to comply with the requirements of Section 314(a) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs.

Reports

We will be required to file with the trustee, within 15 days after filing the same with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file all such reports with the trustee as may be required by the provisions of Section 314(a) of the Trust Indenture Act.

Meetings, Modification and Waiver

The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

Certain limited modifications and amendments of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal or interest, including contingent interest and special interest, if any) may be waived, either:

•	with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

•	by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting.

The quorum at any meeting called to adopt a resolution will consist of persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

A modification or amendment, however, requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	change the stated maturity of the principal of, or interest on, a note;

•	change the stated maturity of the principal of, or interest on, a note;

•	reduce the principal amount of, or interest on, if applicable, any note;

•	reduce the amount payable upon a redemption or upon a repurchase at the option of a holder upon specified dates or upon a fundamental change;

•	reduce the amount of principal payable upon acceleration of the maturity of the note;

•	modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

•	modify our right to redeem the notes in a manner adverse to the holders;

•	modify the provisions of the indenture relating to our requirement to repurchase notes (i) upon a fundamental change after the occurrence thereof or (ii) on May 1, 2012, May 1, 2017 and May 1, 2022;

•	change the place or currency of payment on a note;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	modify our obligation to maintain an office or agency in The City of New York;

•	adversely affect the right to convert the notes other than a modification or amendment required by the terms of the indenture;

•	modify our obligation to deliver information required under Rule 144A of the Securities Act to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

•	reduce the above-stated percentage of the principal amount of outstanding notes whose holders’ consent is needed to modify or amend the indenture;

•	reduce the percentage of the principal amount of outstanding notes whose holders’ consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Payment

We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $5,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York. Payment of any interest on the notes will be made to the entity in whose name the note, or any predecessor note, is registered at the close of business on April 15 or October 15, whether or not a business day, immediately preceding the relevant interest payment date (a “regular record date”). If you hold registered notes with a face value in excess of $5,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date. Payments made to DTC as holder of one or more global notes will be made by wire transfer.

Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee, nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in a global note, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in a global note; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We will not be required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. Until, however, the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of and interest (including contingent interest and special interest, if any) on the notes have been made available for payment and either paid or returned to us as provided in the indenture, we will maintain an office or agency in The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with “— Notices” below.

All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of or interest (including contingent interest and special interest, if any) on any notes that remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Purchase of Notes by Franklin

We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase will be surrendered to the trustee for cancellation.

Surrender and Cancellation of Notes

All notes surrendered for payment, redemption, registration of transfer, exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

Notices

Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify, among other things, the redemption date and the price at which the notes are to be redeemed. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated note or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance, transfer, exchange or conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein in connection with the notes.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of notes or shares of our common stock. The summary generally applies only to beneficial owners of the notes that hold notes and shares of our common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, and persons holding notes or shares of our common stock as part of a hedging or conversion transaction or a straddle or other integrated transaction, or persons deemed to sell notes or shares of our common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

Classification of the Notes

We will treat the notes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments (“CPDIs”) for U.S. federal income tax purposes. Pursuant to the terms of the indenture, we and each holder of the notes must treat the notes in such a manner for U.S. federal income tax purposes, and each holder is bound by our application of those Treasury regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes for U.S. federal income tax purposes and the related projected payment schedule, as described below. The remainder of this discussion assumes that the notes will be treated in accordance with that agreement and our determinations. However, the proper U.S. federal income tax treatment of a holder of a note is uncertain in various respects, and no assurance can be given that the IRS will not assert that the notes should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in notes. In particular, it might be determined that a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should have recognized capital gain or loss upon a taxable disposition of its notes.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of the notes or the shares of our common stock into which the notes may be converted that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A trust is a U.S. holder if it (1) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “non-U.S. holder” is a beneficial owner of the notes or the shares of our common stock into which the notes may be converted (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or shares of our common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note or shares of our common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest

Under the rules governing CPDIs, a U.S. holder generally will be required to accrue interest income on the notes in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will be required to include interest in taxable income in each year in excess of any interest payments actually received in that year.

The CPDI Treasury regulations provide that a U.S. holder must accrue as original issue discount for U.S. federal income tax purposes an amount of ordinary interest income for each accrual period prior to and including the maturity date of the notes that equals:

(1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

(2) divided by the number of days in the accrual period; and

(3) multiplied by the number of days during the accrual period that the U.S. holder held the notes.

The issue price of a note is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The adjusted issue price of a note is generally equal to its issue price increased by any interest income previously includible in the gross income of a U.S. holder, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments in the projected payment schedule (as described below) previously made with respect to the notes.

Under the rules governing CPDIs, we are required to establish the “comparable yield” of the notes, which we have determined to be 6.75%. This is the annual yield we believe we would pay, as of the initial issue date of the notes, on a fixed-rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. The precise manner of determining the comparable yield is not entirely clear. There can be no assurance that the IRS will not challenge our determination of the comparable yield or that such challenge will not be successful. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater than or less than the comparable yield determined by us.

We also are required to provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of all noncontingent amounts and the projected amounts of each contingent payment to be made pursuant to the notes. This schedule must produce the comparable yield. The projected payment schedule for the notes includes estimates for payments of interest and an estimate for a payment at maturity taking into account the conversion feature. U.S. holders may obtain the projected payment schedule by submitting a written request for such information to: Franklin Bank Corp., 9800 Richmond Avenue, Suite 680, Houston, Texas 77042, Attention: Treasurer. The projected payment schedule remains fixed throughout the term of the notes.

Under the indenture, each U.S. holder is required for U.S. federal income tax purposes to use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the notes.

THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY OTHER PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER’S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE WITH RESPECT TO THE NOTES.

Amounts treated as interest under the CPDI Treasury regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the Notes

If a U.S. holder of notes receives during any taxable year actual contingent payments with respect to its notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a “net positive adjustment” under the CPDI Treasury regulations equal to the amount of such excess. The U.S. holder will treat a net positive adjustment as additional interest income, and such additional interest income will be included in the gross income of the U.S. holder. For this purpose, the payments in a taxable year include the fair market value of property (including shares of our common stock received upon conversion of the notes) received in that year.

If a U.S. holder receives in a taxable year actual contingent payments with respect to the notes that, in the aggregate, are less than the amount of projected contingent payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the CPDI Treasury regulations equal to the amount of such deficit. This net negative adjustment will (i) reduce the U.S. holder’s interest income on the notes for that taxable year, and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, conversion, redemption or other taxable disposition of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Special rules will apply if the amount of a contingent payment on a note becomes fixed more than six months prior to the due date of the payment. Generally, in this case a U.S. holder would be required to make adjustments to account for the difference between the present value of the amount so treated as fixed and the present value of the projected payment. The U.S. holder’s tax basis in the note and the character or any gain or loss on the sale, exchange, conversion, redemption or other taxable disposition of the note would also be affected. U.S. holders are urged to consult your tax advisor concerning the application of these special rules.

Sale, Exchange, Conversion, Redemption or Other Disposition of Notes

Generally, the sale, exchange, conversion, redemption or other taxable disposition of a note will result in taxable gain or loss to a U.S. holder. Note that, as described under “— Taxation of Interest” above, our calculation of the comparable yield and the schedule of projected contingent payments for the notes includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of shares of our common stock by a U.S. holder upon the conversion of a note as a contingent payment under the CPDI Treasury regulations. As described under “— Taxation of Interest” above, U.S. holders are bound under the indenture by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to the U.S. holder. The amount of gain or loss on a taxable sale, exchange, conversion, redemption or other taxable disposition of a note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any shares of our common stock received, and (b) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note should generally be equal to the U.S. holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. holder under the CPDI Treasury regulations (determined without regard to any adjustments to interest accruals described above under “— Adjustment to Interest Accruals on the Notes”), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the notes (without regard to actual contingent payments). The amount of any gain will be reduced by any net negative adjustment carried forward, as described above under “— Adjustment to Interest Accruals on the Notes.” Gain recognized upon a sale, exchange, conversion, redemption or other taxable disposition of a note will generally be treated as ordinary interest income; any recognized loss will generally be treated as ordinary loss to the extent of interest on the notes included in income for the year of sale or any prior period exceeds the total net negative adjustments previously taken into account as ordinary income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). In addition, if a U.S. holder recognizes losses above certain thresholds, such U.S. holder may be required to file a disclosure statement with the IRS. The deductibility of net capital losses by individuals and corporations is subject to limitations. All U.S. holders should consult their tax advisors regarding the treatment of capital gains and losses.

A U.S. holder’s tax basis in shares of our common stock received upon a conversion of a note will equal the then current fair market value of such shares of our common stock. The U.S. holder’s holding period for the shares of our common stock received will commence on the day immediately following the date of conversion, not on the date of acquisition of the notes.

In the event that we undergo a business combination as described under “Description of Notes — Conversion Rights — Conversion Price Adjustments,” the conversion obligation may be adjusted so that U.S. holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into shares of our common stock immediately prior to such business combination, except that such U.S. holders will not be entitled to receive a make whole premium unless such notes are converted in connection with the relevant business combination constituting a designated event. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination.

Distributions

If, after a U.S. holder acquires shares of our common stock upon a conversion of a note, we make a distribution in respect of our common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in such U.S. holder’s gross income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its shares of our common stock, and any remaining excess will be treated as capital gain from the sale or exchange of its shares of our common stock. If the U.S. holder is a U.S. corporation, it generally would be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders currently are taxed at a maximum rate of 15% (effective for tax years through 2010), provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders may be treated as though they received a constructive taxable distribution in the form of shares of our common stock. A constructive taxable stock distribution would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders. The adjustment to the conversion rate of the notes converted in connection with a change in control, as described under “Description of Notes — Conversion Rights — Conversion Price Adjustments,” also may be treated as a constructive taxable stock distribution. Not all changes in the conversion rate that result in noteholders’ receiving more shares of our common stock on conversion, however, increase the noteholders’ proportionate interests in our earnings and profits or assets. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests in our earnings and profits or assets upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive taxable stock distributions. Conversely, if an event occurs that dilutes the noteholders’ proportionate interests in our earnings and profits or assets and the conversion rate is not adjusted, the resulting increase in our stockholders’ proportionate interests in our earnings and profits or assets could be treated as a constructive taxable stock distribution to the stockholders. In addition, if an event occurs that increases the noteholders’ proportionate interests in our earnings and profits or assets and the conversion rate of the notes is not adjusted (or not adequately adjusted), this could be treated as a constructive taxable stock distribution to the noteholders. Any constructive taxable stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of shares of our common stock would be treated for U.S. federal income tax purposes in the same manner as distributions on shares of our common stock paid in cash or other property. The constructive taxable stock distribution would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its note or its shares of our common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder’s investment in its note or its shares of our common stock (as the case may be) or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate or the dividends received deduction described in the previous paragraph as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale or Exchange of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale or exchange of shares of our common stock. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the U.S. holder and the U.S. holder’s adjusted tax basis in the stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the shares of our common stock. The gain or loss recognized by a U.S. holder on a sale or exchange of shares of our common stock will be long-term capital gain or loss if the U.S. holder’s holding period in the shares of our common stock is more than one year, or short-term capital gain or loss if the U.S. holder’s holding period in the shares of our common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate U.S. holders are currently taxed at a maximum 15% federal rate (effective for tax years through 2010). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Taxation of Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient stock ownership; or

•	is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected (and, generally, if an income tax treaty applies, the interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) (see the discussion under “— Non-U.S. Holders — Income or Gains Effectively Connected With a U.S. Trade or Business” below).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for non-U.S. holders described below apply only if the non-U.S. holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Non-U.S. Holders — Taxation of Interest” above) or shares of our common stock, unless:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “— Non-U.S. Holders — Income or Gains Effectively Connected With a U.S. Trade or Business”;

•	the non-U.S. holder was a citizen or resident of the United States and is subject to certain special rules that apply to expatriates;

•	subject to certain exceptions, the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes or shares of our common stock by a non-U.S. holder if we currently are, or were at any time within five years (or, if shorter, the non-U.S. holder’s holding period for the notes disposed of) before the transaction, a “U.S. real property holding corporation” (or USRPHC). In very general terms, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

Dividends paid to a non-U.S. holder on shares of our common stock received on conversion of a note, including any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of our common stock to be issued on conversion (as described under “— U.S. Holders — Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. Withholding tax applicable to any constructive taxable stock dividends received by a non-U.S. holder may be withheld from interest on the notes, distributions on the shares of our common stock, shares of our common stock or proceeds subsequently paid or credited to the non-U.S. holder. The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder should demonstrate its entitlement to treaty benefits by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the shares of our common stock that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business are discussed below under “— Non-U.S. Holders — Income or Gains Effectively Connected With a U.S. Trade or Business.”

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or shares of our common stock by a non-U.S. holder assumes that the non-U.S. holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on shares of our common stock, or gain from the sale, exchange, redemption, conversion or other taxable disposition of the notes or the shares of our common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the non-U.S. holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30% withholding tax provided that the non-U.S. holder claims exemption from withholding. To claim exemption from withholding, the non-U.S. holder must certify its qualification, which can be done by timely filing a properly executed IRS Form W 8ECI or appropriate substitute form. If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28%.

Payments of interest or dividends to U.S. holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the U.S. holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of notes or shares of our common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “— Non-U.S. Holders — Taxation of Interest” and “— Non-U.S. Holders — Dividends” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of dividends on shares of our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to non-U.S. holders by a broker upon a sale of the notes or the shares of our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes or shares of our common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. or non-U.S. holder, provided the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell to each of them severally, the respective principal amount of notes set forth opposite its name below:

RBC Capital Markets Corporation	$80,000,000
Bear, Stearns & Co. Inc.	20,000,000

Total	$100,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to various conditions. The nature of the underwriters’ obligations commits them to purchase and pay for all of the notes if any are purchased.

Commissions and Discounts

The underwriters have advised us that they propose to offer the notes initially at the public offering price set forth on the cover of this prospectus supplement. After the initial public offering, the offering price may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

	Per Note	Total

Public Offering Price	100.00%	$100,000,000
Underwriting Discount	2.50%	$2,500,000
Proceeds, before expenses, to us	97.50%	$97,500,000

No Sales of Similar Securities

We have agreed, subject to certain exceptions, that we will not, without the prior written consent of RBC Capital Markets Corporation, for a period of 90 days from the date of this prospectus supplement, (A) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for or repayable with common stock, or file any registration statement under the Securities Act with respect to any of the foregoing, or (B) enter into any swap, derivative or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of common stock or any securities convertible into or exchangeable for or repayable with common stock, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, except that we may, without such consent, and subject to other limited exceptions, (i) issue and sell the notes offered in this prospectus supplement and the common stock to be issued upon conversion of the notes, (ii) grant options and award, issue and sell shares of common stock to be issued pursuant to existing employee benefit plans, qualified stock option plans or other employee compensation benefit plans or pursuant to currently outstanding convertible securities, options, warrants or rights existing on the date hereof and (iii) at any time after May 12, 2007, issue and sell up to $25.0 million of shares of our common stock so long as the price at which we sell such shares is not less than $15.70 per share. Without the prior written consent of RBC Capital Markets

Corporation or unless contractually obligated to do so, we will not accelerate the vesting of any option or warrant or the lapse of any repurchase right for a period of 90 days from the date of this prospectus supplement.

Our executive officers and directors have agreed under lock-up agreements, subject to certain exceptions, not to, directly or indirectly, offer, sell, pledge, contract to sell, grant any option to purchase, sell short or enter into derivative transactions or otherwise dispose of any shares of common stock or other capital stock of the company, or any other securities convertible into or exchangeable for common stock or capital stock of the company or request the registration for the offer or sale of any of the foregoing or publicly announce any intention to do any of the following without the prior written consent of RBC Capital Markets Corporation for a period of 90 days from the date of this prospectus supplement.

New Issue of Securities

The notes are new securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. The underwriters are not, however, obligated to make a market in the notes, and any market-making may be discontinued at any time at their sole discretion. Accordingly, we cannot give you any assurance as to the development or liquidity of any market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.

•	Short Sales. Short sales involve the sale by an underwriter of a higher principal amount of notes than it is required to purchase in the offering.

•	Stabilizing Transactions. An underwriter may make bids for or purchases of the notes for the purpose of pegging, fixing or maintaining the price of the notes.

•	Penalty Bids. If an underwriter purchases notes in the open market in a stabilizing transaction, it may reclaim a selling concession from the broker-dealers who sold those notes as part of this offering.

The effect of these transactions may be to stabilize or maintain the market price of the notes at a level above that which might otherwise prevail in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the notes. These transactions, if commenced, may be discontinued at any time.

Indemnity and Contribution

We will indemnify the underwriters against some liabilities, including liabilities under the Securities Act or otherwise. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

Passive Market Making

In connection with the offering, the underwriters may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of the notes and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Specifically, RBC Capital Markets Corporation was the underwriter in our public offering of our Series A Non-Cumulative Perpetual Preferred Stock in 2006, was an underwriter in our initial public offering of our common stock, was an agent in connection with one of our subsidiaries’ offerings of trust preferred securities and has advised us with respect to certain acquisitions.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, is acting as counsel for the underwriters in connection with selected legal matters relating to the securities offered by this prospectus supplement.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference from Franklin’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports given upon their authority as experts in accounting and auditing.

PROSPECTUS

$175,000,000

DEBT SECURITIES

PREFERRED STOCK

DEPOSITARY SHARES

COMMON STOCK

WARRANTS

UNITS

This prospectus describes some of the general terms that may apply to securities that we may issue and sell from time to time. Please note that:

•	This prospectus provides you with a general description of these securities. Prospectus supplements will be filed and other offering material may be provided at later dates that will contain specific terms of each issuance of securities. These supplements may also add, update or change information contained in this prospectus.

•	You should read this prospectus and any prospectus supplements or other offering material filed or provided by us carefully before you decide to invest.

•	We may sell the securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be stated in the prospectus supplements and other offering material. We may also sell securities directly to investors.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “FBTX.” The last reported sale price on April 9, 2007 was $17.07 per share.

You should read this prospectus and the applicable supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities of Franklin that are being offered through this document are not savings or deposit accounts or other obligations of its bank subsidiary, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is April 10, 2007

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the securities. You should not assume that the information in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, the terms “Franklin,” “we,” “us” and “our” refer to Franklin Bank Corp. and its consolidated subsidiaries, unless the context otherwise requires. When we refer to “Franklin Bank” in this prospectus, we are referring to Franklin Bank, S.S.B., a Texas state savings bank.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, which we refer to in this prospectus as the “Commission.” By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus up to $175,000,000 in the aggregate.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities for that offering.

As permitted by the rules and regulations of the Commission, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement on Form S-3, including its exhibits, of which this prospectus is a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, which we refer to in this prospectus as the “Exchange Act,” and, therefore, file reports and other information with the Commission. Our file number with the Commission is 000-50518. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If Commission rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of each document.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the Commission. The address of that site is http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus about us and the securities offered by this prospectus, including certain exhibits. You can obtain a copy of the registration statement from the Commission at the address provided above or on the Commission’s Internet web site.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference,” which means that we can disclose important business and financial information to you by referring you to another document filed separately with the Commission. The information that we incorporate by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that have previously been filed with the Commission which contain important information about us:

•	the description of our common stock that is contained in our Registration Statement on Form 8-A filed on December 17, 2003;

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Current Report on Form 8-K filed on January 8, 2007.

We also incorporate by reference any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon your written or oral request, we will provide you without charge a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Your written or oral request for copies of this prospectus and documents we have incorporated by reference should be directed to:

Franklin Bank Corp.
9800 Richmond Avenue, Suite 680
Houston, Texas 77042
Attention: Investor Relations
Telephone: (713) 339-8999

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

A number of the presentations and disclosures in this prospectus and the documents incorporated by reference into this prospectus, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to:

•	revenue growth;

•	earnings growth;

•	future acquisitions;

•	origination volume in our commercial and mortgage businesses;

•	seasonality in our mortgage business;

•	non-interest income levels, including fees from product sales;

•	credit performance on loans made or acquired by us;

•	tangible capital generation;

•	margins on sales or securitizations of loans;

•	volume, cost and mix of deposits;

•	market share;

•	expense levels;

•	results from new business initiatives in our community banking business; and

•	other business operations and strategies.

Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•	risks and uncertainties related to acquisitions and divestitures, including related integration and restructuring activities, and changes in our mix of product offerings;

•	prevailing economic conditions;

•	changes in interest rates, loan demand, real estate values, and competition, which can materially affect origination levels and gains on sale results in our mortgage business, as well as other aspects of our financial performance;

•	the level of defaults, losses and prepayments on loans made or acquired by us, whether held in portfolio, sold in the whole loan secondary markets or securitized, which can materially affect charge-off levels, credit loss reserve levels and our periodic valuation of our retained interests from securitizations;

•	changes in accounting principles, policies and guidelines;

•	adverse changes or conditions in capital or financial markets, which can adversely affect our ability to sell or securitize loan originations on a timely basis or at prices which are acceptable to us, as well as other aspects of our financial performance;

•	actions by rating agencies and the effects of these actions on our businesses, operations and funding requirements;

•	changes in applicable laws, rules, regulations or practices with respect to tax and legal issues, whether of general applicability or specific to us and our subsidiaries; and

•	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

In addition, we regularly explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. Discussions regarding potential acquisitions may be commenced at any time, and may proceed rapidly, and agreements may be concluded and announced at any time. Any potential acquisition, and any combination of potential acquisitions, may be material in size relative to our existing assets and operations. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus or the documents incorporated by reference into this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements are made as of the date of this prospectus or the applicable document incorporated by reference into this prospectus, and we do not intend, and assume no obligation, other than as required by applicable law, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus or documents incorporated by reference into this prospectus are expressly qualified by these cautionary statements.

ABOUT FRANKLIN BANK CORP.

We are a Texas-based savings and loan holding company with approximately $5.5 billion in assets, $4.7 billion in net loans, $2.6 billion in deposits and $432.7 million in stockholders’ equity as of December 31, 2006. Through our wholly-owned subsidiary, Franklin Bank, S.S.B., a Texas state savings bank, we provide community banking products and services and commercial banking services to corporations and other business clients and originate single family residential mortgage loans. As of December 31, 2006, in addition to our corporate offices in Houston, Texas, where we provide many of our banking services, we had 38 community banking offices in Texas, seven regional commercial lending offices in Arizona, California, Colorado, Florida, Michigan, Pennsylvania, Washington D.C., and mortgage origination offices in 19 states throughout the United States.

We were formed in 2001 to acquire Franklin Bank, and we have grown through a combination of internal growth, the acquisition of community banks and the opening of new banking centers. Our principal executive offices are located at 9800 Richmond Avenue, Suite 680, Houston, Texas 77042, and our phone number at this address is (713) 339-8900.

REGULATION AND SUPERVISION

We and FBC Holdings, LLC, our intermediate subsidiary, are registered savings and loan holding companies and are subject to Office of Thrift Supervision, or the “OTS,” and Texas Department of Savings and Mortgage Lending, or the “TDSML,” regulation, examination, supervision and reporting requirements

Our principal subsidiary, Franklin Bank, is a Texas-chartered, federally-insured state savings bank and is subject to regulation and supervision by the TDSML and by the Federal Deposit Insurance Corporation, or the “FDIC.” The bank’s deposits are insured by the FDIC through the Deposit Insurance Fund. As a subsidiary of a savings and loan holding company, Franklin Bank is also subject to certain federal and state restrictions in its dealings with us and our affiliates.

Franklin Bank is a member of the Federal Home Loan Bank, or “FHLB,” of Dallas, which is one of 12 regional FHLBs that administer programs in support of the home financing credit function of savings institutions and commercial banks. Each FHLB serves as a source of liquidity for its members within its assigned region. It makes loans (i.e., advances) to members in accordance with policies and procedures established by its Board of Directors. Franklin Bank is required to maintain between 0.05% and 0.30% of its assets at each December 31 in FHLB of Dallas capital stock, which is a member’s minimum required investment, plus between 3.50% and 5.00% of its advances outstanding. At December 31, 2006, the FHLB of Dallas had set the minimum required investment at 0.08% of assets and the advance requirement at 4.10%. At December 31, 2006, the bank held $99.4 million in FHLB of Dallas capital stock, compared to its requirement of $98.3 million.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the securities we are offering under this prospectus, to participate in the assets of Franklin Bank upon its liquidation will be subject to the prior claims of its creditors, except to the extent that we may ourselves be a creditor with recognized claims against Franklin Bank.

In addition, dividends, loans and advances from Franklin Bank are restricted by federal and state statutes and regulations. See “Description of Preferred Stock — Dividends.” Under applicable banking statutes, at December 31, 2006, Franklin Bank could have declared dividends of $51.1 million. The FDIC, the OTS and the TDSML can limit Franklin Bank’s payment of dividends based on other factors, such as the maintenance of adequate capital.

For a discussion of the material elements of the regulatory framework applicable to savings and loan holding companies and their subsidiaries, and specific information relevant to us, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2006, and any other subsequent reports filed by us with the Commission, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance fund that insures deposits of banks, rather than for the protection of security holders or creditors. A change in the statutes, regulations or regulatory policies applicable to us or Franklin Bank may have a material effect on our business.

Changes to the laws and regulations can affect the operating environment of savings and loan holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or Franklin Bank’s financial condition or results of operations.

CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDENDS

Our consolidated ratios of earnings to combined fixed charges and preferred dividends were as follows for the periods presented:

	Years Ended December 31,
	2006(1)	2005	2004	2003	2002

Ratio of earnings to combined fixed charges and preferred dividends(2)
Including interest on deposits	1.15	1.36	1.67	1.24	0.72
Excluding interest on deposits	1.29	1.67	2.34	1.55	—

(1)	Prior to May 10, 2006 Franklin did not have preferred shares outstanding.

(2)	For purposes of computing the ratio, earnings consist of income from continuing operations before income taxes, fixed charges and preferred dividends. Fixed charges consist of interest expense on all long- and short-term borrowings, including / excluding interest on deposits. Earnings for the year ended December 31, 2002 were insufficient to cover fixed charges by $1.0 million.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include augmenting the capital of Franklin Bank for use in our community banking and commercial lending operations, as well as repurchasing our outstanding common stock, financing possible acquisitions of other financial institutions or their branches, other businesses that are related to banking or diversification into other banking-relating businesses, extending credit to, or funding investments in, Franklin Bank and repaying, reducing or refinancing indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, Franklin Bank’s funding requirements, the availability of other funds and other factors. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund Franklin Bank, to finance acquisitions or otherwise.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

We may issue from time to time, in one or more offerings, the following securities:

•	debt securities, which may be senior or subordinated, and which may be convertible into or exchangeable for other securities;

•	shares of preferred stock;

•	depositary shares in respect of our preferred stock;

•	shares of common stock;

•	warrants, which may be exercisable for debt securities, preferred stock, depositary shares or common stock; and

•	units, which may consist of any combination of debt securities, preferred stock, depositary shares or common stock.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus, will be described in a prospectus supplement and other offering material. Where applicable, the prospectus supplement and other offering material will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements or other offering material may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. Please read “Where You Can Find More Information” and “Incorporation by Reference” to find out how you can obtain a copy of those documents.

The terms of the offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct unsecured general obligations; and

•	either senior debt securities or subordinated debt securities.

Senior debt securities will be issued under an indenture we call the “senior indenture” and subordinated debt securities will be issued under an indenture we call the “subordinated indenture”. Together the senior indenture and the subordinated indenture are called the “indentures”, and the senior debt securities and the subordinated debt securities are called “debt securities”.

We have not restated these agreements in their entirety in this description. We have filed the forms of the indentures as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.

Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. At the date of this prospectus, we had not issued any debt securities under either indenture.

Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors and preferred stockholders of our subsidiaries.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the form and title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•	the total principal amount of the debt securities;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants;

•	any changes in trustees, paying agents or the security registrar; and

•	any other terms of the debt securities. (Section 301)

We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served. (Section 1002)

Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. “Original issue discount security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an event of default and the continuation thereof. (Section 101)

Provisions only in the Senior Indenture

The senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.

Provisions only in the Subordinated Indenture

Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture).

Provisions in Both Indentures

Consolidation, Merger or Asset Sale

Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which include the following requirements:

•	the remaining or acquiring person, association or entity is organized under the laws of the United States, any state or the District of Columbia;

•	the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

•	immediately after giving effect to the transaction no Default or Event of Default, as defined below, exists.

The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 801 and 802)

Events of Default and Remedies

In the indentures, Event of Default with respect to any series of debt securities means any of the following:

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to pay interest on any debt security of that series when it becomes due and payable and continuance of such failure for 30 days;

•	failure to perform any other covenant in the indenture, other than a covenant a default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice;

•	our bankruptcy, insolvency or reorganization; or

•	any other Event of Default included in any indenture or supplemental indenture. (Section 501)

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502).

Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. (Section 512) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602).

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.

Modification of Indentures

Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)

In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

•	curing ambiguities or correcting defects or inconsistencies;

•	evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

•	providing for a successor trustee;

•	qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “Trust Indenture Act”;

•	complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

•	adding provisions relating to a particular series of debt securities. (Section 901)

Discharging Our Obligations

We may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 1302)

We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Concerning the Trustee

The Bank of New York Trust Company, N.A. will initially act as trustee under the senior indenture and the subordinated indenture. The corporate trust office of the trustee is located at 601 Travis Street, 18th Floor, Houston, TX 77002.

Under provisions of the indentures and the Trust Indenture Act, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

Governing Law

The indentures are and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Officers, Directors, Employees or Stockholders

Our officers, directors, employees and stockholders will not have any liability for our obligations under the indentures or the debt securities. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Form, Denominations and Registration; Book Entry Only System

Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)

Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor depositary, which we call a “depositary”, and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

Ownership of beneficial interests in a global note will be limited to persons, called participants, who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities of that series represented by such global note for all purposes of the indenture, the debt securities of that series and applicable law. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those under the applicable indenture.

Payments on debt securities represented by global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the depositary or any participant.

We expect that DTC or its nominee will credit participants’ accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interest in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies, called indirect participants, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

DTC will take any action permitted to be taken by a holder of debt securities of a series only at the direction of one or more participants to whose account interests in global notes are credited and only in respect of such portion of the aggregate principal amount of the debt securities of a series as to which such participant or participants has or have given such direction.

If (1) the depositary notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days or (2) an event of default with respect to a series of debt securities shall have occurred and be continuing, the respective global notes representing the affected series of debt securities will be exchanged for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities shall be registered in such name or names as the depositary shall instruct the trustee. Such instructions will most likely be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global notes.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our debt securities, and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF PREFERRED STOCK

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the Certificate of Designations amending our Amended and Restated Certificate of Incorporation, with respect to the establishment of a series of preferred stock which will be filed with the Commission in connection with the offering of such series of preferred stock.

General

Our Amended and Restated Certificate of Incorporation permits our board of directors to authorize the issuance of up to 5,000,000 shares of preferred stock, par value $.01, in one or more series, without stockholder action. The board of directors can fix the designation, powers, preferences and rights of each series. Therefore, without stockholder approval, our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•	the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will accumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions; and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

We may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Series A Non-Cumulative Perpetual Preferred Stock

As of the date of this prospectus, there were 3,450,000 shares of our Series A Non-Cumulative Perpetual Preferred Stock, $25 liquidation preference, outstanding, which we refer to in this prospectus as “Series A Stock.” As long as shares of Series A Stock is outstanding we are prohibited from amending or altering our Amended and Restated Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock that ranks prior to the Series A Stock in the payment of dividends or in the distribution of assets on our liquidation, dissolution or winding up.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•	senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (which we refer to in this prospectus as the “junior securities”);

•	equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (which we refer to in this prospectus as the “parity securities”); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books, or the books of our transfer agent and registrar on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Additionally, we are restricted from paying any dividends on our preferred stock if an event of default has occurred on our junior subordinated notes. As of the date of this prospectus, we had outstanding four issues of variable rate junior subordinated notes aggregating $105 million. The junior subordinated notes were issued by us in exchange for funds received from the sale of variable rate trust preferred securities by four of our subsidiaries. The junior subordinated notes mature at various dates in 2032 and 2035, and we may prepay them at various dates beginning in 2007 and 2010.

Since we are a holding company with no significant assets other than Franklin Bank, we depend upon dividends from Franklin Bank for all of our revenues. Accordingly, our ability to pay dividends depends upon our receipt of dividends or other capital distributions from Franklin Bank, which is subject to the regulatory authority of the TDSML, the OTS and the FDIC. Under Texas law, a Texas state savings bank is permitted to pay dividends out of current or retained income, although the TDSML reserves the right to restrict dividends for safety and soundness reasons or if the bank has less than zero total retained income on the date the dividend is declared. As of December 31, 2006, Franklin Bank could have paid approximately $51.1 million in dividends without the prior approval of the OTS. See “Regulation and Supervision.”

The FDIC has the authority to prohibit Franklin Bank from engaging in unsafe or unsound practice in conducting its business and under such authority could impose dividend restrictions. Further, the FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by savings banks under its jurisdiction. The FDIC prohibits an insured depository institution from paying dividends on its capital stock or interest on its capital notes or debentures (if such interest is required to be paid only out of net profits) or distributing any of its capital assets while it remains in default of any assessment due the FDIC. Franklin Bank is not in default in any assessment payment to the FDIC.

Franklin Bank is required to give the OTS 30 days’ notice before making any dividend to us. The OTS may object to the dividend if it believes the distribution will be unsafe and unsound. An application to the FDIC is also necessary if any distribution would cause Franklin Bank to become less than adequately capitalized. Neither the OTS nor the FDIC is likely to approve any distribution that would cause Franklin Bank to fail to meet its capital requirements or to become under-capitalized on a pro forma basis after giving effect to the proposed distribution. The FDIC has back-up authority to take enforcement action if it believes that a capital distribution by Franklin Bank constitutes an unsafe or unsound action or practice, even if the OTS has approved the distribution.

Rights Upon Liquidation

If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a savings and loan holding company, our rights, the rights of our creditors and of our stockholders to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option with prior OTS approval. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law, the rules of any securities exchange on which such preferred stock may be listed or our Amended and Restated Certificate of Incorporation.

Under regulations adopted by the OTS, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 10% or more of such series, may then be subject to regulation as a savings and loan holding company. In addition, at such time as such series is deemed a class of voting securities, (1) any other holding company may be required to obtain the approval of the OTS to acquire or retain 5% or more of that series and (2) any person other than a savings and loan holding company may be required to obtain the approval of the OTS to acquire or retain 10% or more of that series.

Exchangeability

We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional interests in shares of preferred stock, rather than offer whole shares of preferred stock. If we choose to do this, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $500,000,000. The prospectus supplement and other offering material relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement and other offering material.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If a series of the preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities or other property payable upon the redemption and any money, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment that materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (1) all outstanding depositary shares issued under the agreement have been redeemed or (2) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock. Neither the depositary nor Franklin will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of Franklin and the depositary under the deposit agreement will be limited to performance in good faith of their duties under the agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless the holders provide them with satisfactory indemnity. They may rely upon written advice of counsel or accountants, upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and upon documents they believe to be genuine.

DESCRIPTION OF COMMON STOCK

General

We are incorporated under the Delaware General Corporation Law, or “DGCL”, and are authorized to issue 35,000,000 shares of common stock, $.01 par value, of which 23,614,379 shares were issued and outstanding as of March 29, 2007. Our board of directors may at any time, without additional approval of the holders of common stock, issue additional authorized shares of common stock.

The common stock will, when issued, be fully paid and nonassessable.

Voting Rights

The holders of common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

No Preemptive or Conversion Rights

The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by us before such securities are offered to others. The absence of preemptive rights increases our flexibility to issue additional shares of common stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends

Holders of common stock are entitled to receive dividends ratably when, as and if declared by our board of directors from assets legally available therefor, after payment of all dividends on outstanding preferred stock, if any. See “Description of Preferred Stock — Dividends.” Under the DGCL, dividends may not be paid if, after the payment, our total assets are less than the sum of our total liabilities and stated capital, or if we would be unable to pay our debts as they become due in the usual course of business.

Additionally, we are restricted from paying any dividends on our common stock if an event of default has occurred on our junior subordinated notes. See “Description of Preferred Stock — Dividends.”

We currently do not intend to pay any dividends on our common stock. Even if we intend to pay dividends on our common stock in the future, we are subject to certain regulatory restrictions that may limit our ability to pay such dividends. See “Regulation and Supervision” and “Description of Preferred Stock — Dividends.”

Liquidation

Upon our liquidation, dissolution or winding up, holders of common stock are entitled to receive their pro rata portion of our remaining assets after the holders of our preferred stock, if any, have been paid in full any sums to which they may be entitled.

Provisions Delaying or Preventing a Change in Control

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that, either alone or in combination with the provisions of the DGCL, may have the effect of delaying or making it more difficult for another person to acquire us by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. These provisions include, among other things:

•	a staggered board of directors;

•	ability of our board to issue shares of preferred stock without stockholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of our common stock;

•	our stockholders’ inability to act without a meeting except by unanimous written consent;

•	several special procedural rules; and

•	provisions of the DGCL, which we did not opt out of in our Amended and Restated Certificate of Incorporation, that restrict business combinations with “interested stockholders” and provide that directors serving on staggered boards, such as ours, may be removed only for cause.

Any or all of these provisions could discourage tender offers or other business combination transactions that might otherwise result in our stockholders receiving a premium over the then current market price of our common stock.

The foregoing is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both of which are on file with the Commission.

Restrictions on Ownership

Under the federal Change in Bank Control Act, a notice must be submitted to the OTS if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the OTS. Under the Change in Bank Control Act, the OTS has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the antitrust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants. The prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders of warrants.

We have summarized the material terms and provisions of the warrant agreements and warrants in this section. We will file the forms of warrant agreements and the certificates representing the warrants as exhibits to a post-effective amendment to the registration statement of which this prospectus is a part or as an exhibit to documents incorporated or deemed incorporated by reference in this prospectus. You should read the applicable forms of warrant agreement and warrant certificate for additional information before you buy any warrants.

General

If warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises the warrants;

•	the designation and terms of any series of debt securities, preferred stock, depositary shares or other securities with which the warrants are being offered and the number of warrants offered with each debt security, share of preferred stock, depositary share or other security;

•	the date on and after which the holder of the warrants can transfer them separately from the related securities;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises the warrant and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	whether the warrants will be in registered or bearer form;

•	any material United States federal income tax consequences relevant to the warrants; and

•	any other terms of the warrants.

If warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following where applicable:

•	the offering price;

•	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•	the designation and terms of the series of debt securities, preferred stock, depositary shares or other securities with which the warrants are being offered and the number of warrants being offered with each debt security, share of preferred stock, depositary share or other security;

•	the date on and after which the holder of the warrants can transfer them separately from the related securities;

•	the number of shares of preferred stock, depositary shares or shares of common stock that can be purchased if a holder exercises the warrant and the price at which the preferred stock, depositary shares or common stock may be purchased upon each exercise;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	any material United States federal income tax consequences relevant to the warrants; and

•	any other terms of the warrants.

Unless we state otherwise in the applicable prospectus supplement, the warrants will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

Until any warrants to purchase debt securities are exercised, the holder of such warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase preferred stock, depositary shares, common stock or other securities are exercised, holders of such warrants will not have any rights of holders of the underlying preferred stock, depositary shares, common stock or other securities, including any right to receive dividends or to exercise any voting rights.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, the warrant agent will issue to you a new warrant certificate for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We, along with the warrant agent, may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants;

•	if we distribute to all holders of common stock evidence of our indebtedness or our assets, excluding certain cash dividends and distributions referred to above; or

•	any other event described in the applicable prospectus supplement.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation, merger or share exchange involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock become entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, share exchange, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

DESCRIPTION OF UNITS

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement which will be filed with the Commission in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell our securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and the rules promulgated thereunder, which we refer to in this prospectus as the “Securities Act,” or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may sell our common stock in “at the market offerings” in accordance with Rule 415(a)(4) under the Securities Act. Such sales may be made at other than a fixed price through a market maker other than on an exchange.

LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$100,000,000

4% Contingent Convertible Senior Notes due 2027

RBC Capital Markets
Bear, Stearns & Co. Inc.

PROSPECTUS SUPPLEMENT

April 12, 2007